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Exhibit (a)(1)(i)

CEPHALON, INC.

OFFER TO EXCHANGE

Zero Coupon Convertible Subordinated Notes due June 15, 2033,
First Putable June 15, 2008
(CUSIP Nos. 156708 AM 1 and 156708 AK 5)

for Any and All Outstanding

Zero Coupon Convertible Subordinated Notes due June 15, 2033,
First Putable June 15, 2008
(CUSIP Nos. 156708 AF 6 and 156708 AG 4)

and

Zero Coupon Convertible Subordinated Notes due June 15, 2033,
First Putable June 15, 2010
(CUSIP Nos. 156708 AN 9 and 156708 AL 3)

for Any and All Outstanding

Zero Coupon Convertible Subordinated Notes due June 15, 2033,
First Putable June 15, 2010
(CUSIP Nos. 156708 AH 2 and 156708 AJ 8)

  THE EXCHANGE OFFER WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON DECEMBER 15, 2004, UNLESS WE EXTEND IT WITH RESPECT TO EITHER OR BOTH SERIES OF NOTES. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

        We are offering to exchange our Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008, which we refer to as the "new 2008 notes," for our outstanding Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008, which we refer to as the "old 2008 notes," and our Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010, which we refer to as the "new 2010 notes," for our outstanding Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010, which we refer to as the "old 2010 notes," on the terms set forth in this offer to exchange and in the accompanying letter of transmittal. We refer to this offer as the "exchange offer." The new 2008 notes and new 2010 notes are referred to together as the "new notes," and the old 2008 notes and old 2010 notes are referred to together as the "old notes."

        The exchange offer will expire at 9:00 a.m., New York City time, on December 15, 2004, which we refer to as the expiration date, unless we extend it with respect to either or both series of old notes. You may withdraw tendered old notes at any time up until 9:00 a.m., New York City time, on the expiration date.

        The terms of the new notes are similar to the terms of the old notes, but will differ in the following ways:

  •
  each $1,000 in principal amount of the new 2008 notes and the new 2010 notes is convertible into cash and shares of our common stock based on a conversion rate for the new 2008 notes of 16.8067 shares of common stock and a conversion rate for the new 2010 notes of 17.6991 shares of common stock;

  •
  the conversion rate for the new notes will be adjusted, subject to various limitations, for any cash dividends paid to holders of our common stock and for specified purchases of our common stock by us pursuant to tender offers; and

  •
  a make whole premium will be paid on new notes converted in connection with a fundamental change occurring prior to the first put date for each series of new notes.

        Please see the section entitled "Summary" beginning on page 1 of this offer to exchange for a more complete description of the terms of the exchange offer.

        You should consider carefully the risk factors beginning on page 16 of this offer to exchange before you decide whether to participate in the exchange offer.

        None of our Board of Directors, our financial advisor or any other person is making any recommendation as to whether you should choose to exchange your old notes for new notes.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this offer to exchange is November 16, 2004.

TABLE OF CONTENTS

Summary	1
Risk Factors	16
Special Note Regarding Forward-Looking Statements	20
Ratio of Earnings to Fixed Charges	22
Price Range of Common Stock	22
Dividend Policy	22
The Exchange Offer	23
Description of the New Notes	32
Description of Capital Stock	56
Certain United States Federal Tax Considerations	57
Transfer Restrictions	65
Where You Can Find More Information	67
Documents Incorporated by Reference	67
Form of Selling Securityholder Notice and Questionnaire	A-1

        You should rely only on the information contained in this offer to exchange or to which we have referred you. We have not authorized anyone to provide you with any other information. The information in this offer to exchange may only be accurate on the date of this offer to exchange. The delivery of this offer to exchange shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date of this offer to exchange or that there has been no change in the information set forth herein or any attachments hereto or in the affairs of the company or any of its subsidiaries since the date hereof.

        In making a decision in connection with the exchange offer, noteholders must rely on their own examination of us and the terms of the exchange offer, including the merits and risks involved. Noteholders should not construe the contents of this offer to exchange as providing any legal, business, financial or tax advice. Each noteholder should consult with its own legal, business, financial and tax advisors with respect to any such matters concerning this offer to exchange and the exchange offer contemplated hereby.

        We are making this exchange offer in reliance on the exemption from the registration requirements of the Securities Act of 1933, which we refer to as the "Securities Act," afforded by Section 3(a)(9) thereof. Therefore, we will not pay any commission or other remuneration to any broker, dealer, salesperson, or other person for soliciting tenders of the old notes. However, our regular employees may solicit tenders and may answer inquiries concerning the exchange offer. These employees will not receive additional compensation for these services.

        The exchange offer is not being made to, nor will we accept tenders of old notes from, holders in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or "blue sky" laws of such jurisdiction.

        Based upon interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission, which we refer to as the "SEC," we believe that any new notes that we issue in exchange for old notes that were eligible for resale without compliance with the registration requirements of the Securities Act, specifically, old notes represented by CUSIP Nos. 156708 AG 4 and 156708 AJ 8, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act. All other new notes, specifically, new notes issued in exchange for old notes represented by CUSIP Nos. 156708 AF 6 and 156708 AH 2, will be subject to the transfer restrictions described under "Transfer Restrictions" beginning on page 65 of this offer to exchange.

        Cephalon, the tagline and the "C" logo, as well as ACTIQ, GABITRIL and PROVIGIL, are trademarks of Cephalon, Inc. or its subsidiaries, registered or otherwise, in the U.S. and certain other countries. "®" indicates U.S. trademark registration. Other third party logos and product/trade names are registered trademarks or trade names of their respective companies.

i

SUMMARY

        This summary does not contain all the information you should consider before exchanging your old notes for new notes. You should read this entire offer to exchange and the related letter of transmittal carefully, as well as those additional documents to which we refer you in this offer to exchange. See "Where You Can Find More Information." Unless otherwise specified, references in this offer to exchange to "Cephalon," "we," "us," "our," "the company" and "our company" refer to Cephalon, Inc. and its subsidiaries.

Cephalon

        Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat sleep disorders, neurological and psychiatric disorders, cancer and pain. In addition to conducting an active research and development program, we market three products in the United States and a number of products in various countries throughout Europe.

        Our corporate and research and development headquarters are in West Chester, Pennsylvania, and we have offices in Utah, Minnesota, France, the United Kingdom, Germany and Switzerland. We operate manufacturing facilities in France for the production of modafinil, which is the active drug substance in PROVIGIL® (modafinil) tablets [C-IV]. We also operate manufacturing facilities in Salt Lake City, Utah, for the production of ACTIQ® (oral transmucosal fentanyl citrate) [C-II] for distribution and sale in the European Union and the United States and Eden Prairie and Brooklyn Park, Minnesota, for the production of orally disintegrating versions of drugs for pharmaceutical company partners.

        Our three biggest products in terms of product sales, PROVIGIL, ACTIQ and GABITRIL® (tiagabine hydrochloride), comprised approximately 88% of our total worldwide net product sales for the nine months ended September 30, 2004. The majority of PROVIGIL, ACTIQ and GABITRIL sales are in the U.S. market. Outside the United States, our commercial activities are concentrated primarily in France, the United Kingdom and Germany.

        In addition to clinical programs focused on our marketed products, we have significant research programs that seek to discover and develop treatments for neurological and oncological disorders. Our technology principally focuses on an understanding of kinases and the role they play in cellular survival and proliferation. We have coupled this knowledge with a library of active, selective, small molecule inhibitors of kinases that allows us to intervene in these processes. This technology base has resulted in three molecules that are currently in clinical development. With respect to neurology, we have a program with H. Lundbeck A/S to evaluate a molecule, CEP-1347, that has entered into a Phase 2/3 clinical trial for the treatment of patients with early stage Parkinson's disease. In the cancer area, we have a program with a lead molecule, CEP-701, and are currently conducting Phase 2 clinical trials in patients suffering from prostate cancer and acute myeloid leukemia. We are also conducting a Phase 1/2 program with another molecule, CEP-7055, to evaluate safety and tolerability and to gather preliminary evidence of efficacy in patients with treatment refractory tumors. As part of our corporate strategy, we often seek to share the risk of our research and development activities with corporate partners and, to that end, we have entered into agreements to share the costs of developing and/or commercializing certain of these molecules.

        We are a Delaware corporation with our principal executive offices located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380. Our telephone number is (610) 344-0200 and our web site address is www.cephalon.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our web site. Our common stock is quoted on The Nasdaq National Market under the symbol "CEPH."

Summary Financial Information

        Set forth below is certain summary historical consolidated financial information with respect to Cephalon derived from financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2003, our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. More comprehensive financial information is included in these reports and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to these reports and other documents and all the financial information, including any related notes, contained in those documents. You may request a copy of these documents at our address shown under "Documents Incorporated by Reference" on page 67.

			Nine Months Ended
	Year Ended December 31,
			September 30, 2003	September 30, 2004
	2002	2003
	(In thousands, except per share data)
Statement of operations data:
Sales	$465,943	$685,250	$482,745	$698,975
Other revenues	40,954	29,557	20,822	17,451

Total revenues	506,897	714,807	503,567	716,426
Impairment charge	—	—	—	30,071
Acquired in-process research and development	—	—	—	185,700
Debt exchange expense	—	—	—	28,230
Income tax (expense) benefit, net	112,629	(46,456)	(29,608)	(45,695)
Income (loss) before cumulative effect of a change in accounting principle	$175,062	$83,858	$52,633	$(151,918)
Cumulative effect of a change in accounting principle	(3,534)	—	—	—

Net income (loss)	$171,528	$83,858	$52,633	$(151,918)

Basic income (loss) per common share*:
Income (loss) before cumulative effect of a change in accounting principle	$3.14	$1.49	$0.94	$(2.71)
Cumulative effect of a change in accounting principle	(.06)	—	—	—

	$3.08	$1.49	$0.94	$(2.71)

Diluted income (loss) per common share*:
Income (loss) before cumulative effect of a change in accounting principle	$2.82	$1.42	$0.90	$(2.71)
Cumulative effect of a change in accounting principle	(.05)	—	—	—

	$2.77	$1.42	$0.90	$(2.71)

Weighted average number of shares outstanding	55,104	55,560	55,510	56,065

Weighted average number of shares outstanding—assuming dilution	66,856	64,072	64,497	56,065

*
Includes effect from application of EITF 03-6

	As of December 31,
			As of September 30, 2004
	2002	2003
	(In thousands)
Balance sheet data:
Cash, cash equivalents and investments	$582,688	$1,155,163	$810,526
Total assets	1,689,090	2,381,656	2,298,813
Long-term debt	860,897	1,409,417	1,287,320
Accumulated deficit	(405,163)	(321,305)	(473,223)
Stockholders' equity	642,585	770,370	723,759

The Exchange Offer

Purpose of the Exchange Offer
Because of recent accounting changes that would require us to include the shares of common stock to be issued upon conversion of the old notes in our calculation of earnings per share, we are offering to exchange the old notes for new notes which have a net share settlement mechanism which allows us to substitute cash for the principal portion of the conversion value upon conversion of the new notes, thereby reducing the number of shares of common stock that we will issue upon conversion of the new notes. In addition, the new notes will also have other terms that are now customary in the convertible note market. For a more detailed description of differences between the old notes and the new notes, see "—Material Differences Between the Old Notes and the New Notes" below.
Terms of the Exchange Offer	We are offering to exchange
• $1,000 in principal amount of new 2008 notes for each $1,000 in principal amount of our old 2008 notes accepted for exchange, and
• $1,000 in principal amount of new 2010 notes for each $1,000 in principal amount of our old 2010 notes accepted for exchange.
New notes will be issued in denominations of $1,000 and any integral multiple of $1,000. You may tender all, some or none of your old notes.
Expiration Date; Extension
The exchange offer and your withdrawal rights will expire, with respect to each series of old notes, at 9:00 a.m., New York City time, on December 15, 2004, or any subsequent date to which we extend it with respect to either or both series of old notes. We may extend the expiration date with respect to either series of old notes for any reason; we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, the day after the previously scheduled expiration date.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions that are described in the section entitled "The Exchange Offer—Conditions to the Exchange Offer" beginning on page 24.
Withdrawal Rights
You may withdraw tendered old notes at any time up until 9:00 a.m., New York City time, on the expiration date, or any subsequent date to which we extend the exchange offer. See "The Exchange Offer—Withdrawal of Tenders" beginning on page 28.

Procedures for Exchange
In order to exchange old notes, you must tender the old notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you hold old notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your old notes. Tenders of your old notes will be effected by book-entry transfers through The Depository Trust Company, which we refer to as "DTC." If you hold your old notes through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery. Please do not send letters of transmittal to us. You should send letters of transmittal to U.S. Bank National Association, the exchange agent, at the address set forth on the back cover page of this offer to exchange. The exchange agent and Morrow & Co., Inc., the information agent for the exchange offer, can answer your questions regarding how to tender your old notes.

Custodial entities that are participants in DTC may tender old notes through the Automated Tender Offer Program maintained by DTC, known as "ATOP," by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Currently all old notes are represented by global notes issued to Cede & Co., as nominee of DTC.
See "The Exchange Offer—Procedures for Tendering Old Notes" beginning on page 25 for instructions on how to exchange your old notes.
Acceptance of Old Notes
If all the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all old notes properly tendered and not withdrawn prior to the expiration of the exchange offer and will issue the new notes promptly after the expiration date. We will issue new notes in exchange for old notes that are accepted for exchange only after receipt by the exchange agent of (i) a timely book-entry confirmation of transfer of old notes into the exchange agent's DTC account or, if tender is made through an eligible institution, a notice of guaranteed delivery, and (ii) a properly completed and executed letter of transmittal or an electronic confirmation pursuant to ATOP. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Amendment of the Exchange Offer
We reserve the right not to accept any of the old notes tendered and to otherwise interpret or modify the terms of the exchange offer, provided that we will comply with applicable laws that require us to extend the period during which old notes may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.
Consequences of Not Exchanging Old Notes
If you do not exchange your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all of the rights and subject to the limitations applicable to the old notes. If you do not exchange your old notes in the exchange offer, the liquidity of any trading market for old notes not tendered for exchange, or tendered for exchange but not accepted, could be reduced to the extent that old notes are tendered and accepted for exchange in the exchange offer. See "Risk Factors—Risks Relating to the Exchange Offer" beginning on page 16.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer. Old notes that are properly tendered and not withdrawn, and exchanged pursuant to the exchange offer, will be retired and canceled.
Tax Consequences	For a summary of certain U.S. federal income tax consequences relating to the exchange offer, please see the section entitled "Certain United States Federal Tax Considerations" beginning on page 57.
Exchange Agent	U.S. Bank National Association.
Information Agent	Morrow & Co., Inc. is the information agent for the exchange offer. The information agent's address and telephone numbers are located on the back cover page of this offer to exchange.
Financial Advisor	Credit Suisse First Boston LLC is our financial advisor for the exchange offer.
Risk Factors
You should consider carefully the matters described under "Risk Factors" beginning on page 16 of this offer to exchange as well as other information set forth in this offer to exchange and in the accompanying letter of transmittal before you decide to participate in the exchange offer.

Summary Terms of the New Notes

        The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this offer to exchange and in the documents referred to herein. For additional information concerning the new notes, see "Description of the New Notes."

Issuer	Cephalon, Inc.
New Notes Offered	•	Up to $375,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008; and
	•	Up to $375,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010.
Maturity	June 15, 2033.
Interest
The interest rate on the new notes will be zero unless specified defaults under the registration rights agreement or the indenture occur. See "Description of the New Notes—Registration Rights" beginning on page 51. The new notes will not accrete interest.
Right to Convert	Holders may surrender their new notes for conversion if any of the following conditions is satisfied:
•
the closing sale price of our common stock on the trading day prior to the date of surrender is more than 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender;
	•	we have called the new notes for redemption;
•
the average of the trading prices of the new notes for any five consecutive trading day period is less than 100% of the average of the conversion values of the new notes during that period; provided, however, that no new notes may be converted based on the satisfaction of this condition during the six-month period immediately preceding each specified date on which the holders may require us to repurchase their new notes (for example, with respect to the June 15, 2008 put date for the new 2008 notes, the new 2008 notes may not be converted from December 15, 2007 to June 15, 2008); or
•
we make specific significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is neither listed for trading on a U.S. national securities exchange nor approved for listing on the Nasdaq National Market or any similar U.S. system of automated securities price dissemination.
See "Description of the New Notes—Conversion of New Notes" beginning on page 32.

Payment Upon Conversion
Each $1,000 principal amount of new notes is convertible into cash and shares of our common stock based on an amount, which we refer to as the "daily conversion value," calculated for each of the ten trading days immediately following the conversion date, which we refer to as the "conversion period." The daily conversion value for each day during the conversion period is equal to one-tenth of the product of the then applicable conversion rate multiplied by the volume weighted average price, as described in further detail under "Description of the New Notes—Conversion of New Notes—Payment Upon Conversion," of our common stock, or such other form of consideration into which our common stock has been converted in connection with a fundamental change, as defined under "Description of the New Notes—Purchase of New Notes at Your Option Upon a Fundamental Change" beginning on page 46, on that day.
For each $1,000 aggregate principal amount of new notes surrendered for conversion, we will deliver to you the aggregate of the following for each trading day during the conversion period:
(1)
if the daily conversion value for such day exceeds $100.00, (a) a cash payment of $100.00 and (b) the remaining daily conversion value, which we refer to as the daily net share settlement value, in shares of our common stock; or
(2) if the daily conversion value for such day is less than or equal to $100.00, a cash payment equal to the daily conversion value.

Notwithstanding the foregoing, if a holder surrenders for conversion a new note at any time after 11 trading days prior to its stated maturity and the daily conversion value of such new note on any day during the ten trading days prior its stated maturity is less than $100.00, the daily conversion value of such new note on such trading day will be deemed to be $100.00.

The number of shares of common stock to be delivered under clause (1)(b) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for that day. No fractional shares will be issued upon conversion; in lieu thereof, we will deliver a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period, rounded down to the nearest whole number, and pay cash equal to the remainder multiplied by the volume weighted average price of our common stock on the tenth trading day following the conversion date.

The conversion rate with respect to a new 2008 note is initially 16.8067 shares of our common stock, and the conversion rate with respect to a new 2010 note is initially 17.6991 shares of our common stock. The "conversion rate" of a new note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described under "Description of the New Notes—Conversion of New Notes—Conversion Price Adjustments." Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate. The initial conversion price for the new 2008 notes is $59.50 per share, and the initial conversion price for the new 2010 notes is $56.50 per share.

If you convert your new notes in connection with a fundamental change that occurs prior to June 15, 2008, in the case of the new 2008 notes, or June 15, 2010, in the case of the new 2010 notes, as described below, you may also receive a make whole premium on the new notes that you convert. See "Description of the New Notes—Determination of the Make Whole Premium" beginning on page 39.
Optional Redemption
We may redeem for cash all or part of the new 2008 notes on June 15, 2008, and all or part of the new 2010 notes on June 15, 2010, in each case at a price equal to 100.25% of the principal amount of the new notes being redeemed. After June 15, 2008, we may redeem for cash all or part of the new 2008 notes, and after June 15, 2010, we may redeem for cash all or part of the new 2010 notes, in each case at a price equal to 100% of the principal amount of the new notes being redeemed. See "Description of the New Notes—Optional Redemption by Cephalon" on page 45.
Purchase at Holder's Option on Specified Dates
You may require us to repurchase for cash all or part of your new 2008 notes on June 15, 2008, and all or part of your new 2010 notes on June 15, 2010, in each case, at a price equal to 100.25% of the principal amount of the new notes being repurchased. In addition, you may require us to repurchase all or part of your new 2008 notes for cash on June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028, and all or part of your new 2010 notes for cash on June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, in each case at a price equal to 100% of the principal amount of your new notes. See "Description of the New Notes—Purchase of New Notes at Your Option on Specified Dates" beginning on page 45.

Make Whole Premium Upon a Fundamental Change
If a fundamental change occurs prior to June 15, 2008, in the case of the new 2008 notes, or June 15, 2010, in the case of the new 2010 notes, we will pay a make whole premium on new notes converted in connection with a fundamental change as described below. The make whole premium will be payable in our common stock, or the consideration into which our common stock has been converted or exchanged in connection with such fundamental change, on the repurchase date for the new notes after the fundamental change.

The amount of the make whole premium, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various common stock prices and fundamental change effective dates is set forth under "Description of the New Notes—Determination of the Make Whole Premium" beginning on page 39.
Purchase at Holder's Option Upon a Fundamental Change
You may require us to repurchase all or part of your new notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the new notes being repurchased, payable in cash. See "Description of the New Notes—Purchase of New Notes at Your Option Upon a Fundamental Change" beginning on page 46.
A fundamental change generally involves the occurrence of any of the following:
•
any person or group becomes the owner of shares of our stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power to elect a majority of our board of directors;
	•	we are a party to a consolidation, merger, transfer or lease of all or substantially all of our assets;
	•	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Cephalon; or
•
our common stock or other securities into which the new notes are convertible are neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated securities price dissemination. See "Description of the New Notes—Purchase of New Notes at Your Option Upon a Fundamental Change."

Ranking
The new notes will be subordinated to our senior indebtedness. As of September 30, 2004, we had outstanding approximately $24.9 million of senior indebtedness and $1,271.8 million of convertible notes that rank equally with the new notes. The terms of the indenture under which the new notes have been issued do not limit our ability to incur additional indebtedness, senior or otherwise.
Transfer Restrictions
New notes issued in exchange for any old notes represented by CUSIP Nos. 156708 AF 6 and 156708 AH 2 are subject to transfer restrictions. For a description of these transfer restrictions, see "Transfer Restrictions" beginning on page 65.
Registration Rights
Pursuant to a registration rights agreement to be executed as part of this exchange offer, we will agree to file with the SEC a shelf registration statement for the resale of any new notes that are subject to transfer restrictions and the common stock issuable upon conversion of those new notes. We will agree to keep this shelf registration statement effective for a period of two years from the effective date of this registration statement, or such shorter period that will terminate when all of the securities covered by the registration statement have been sold or may be sold pursuant to Rule 144(k) under the Securities Act. We will agree to pay interest amounts to the holders of any new notes that are subject to transfer restrictions if we do not comply with these registration obligations. See "Description of the New Notes—Registration Rights" beginning on page 51. New notes issued in exchange for any old notes represented by CUSIP Nos. 156708 AF 6 and 156708 AH 2 are subject to transfer restrictions. For a description of these transfer restrictions, see "Transfer Restrictions" beginning on page 65.
Trading	It is expected that the new notes will be eligible for trading in The Portal Market. Our common stock is traded on The Nasdaq National Market under the symbol "CEPH."

Material Differences Between the Old Notes and the New Notes

        The material differences between the old notes and the new notes are illustrated in the table below. The table below is qualified in its entirety by the information contained herein and the applicable indenture, registration rights agreement and other documents governing the old notes and the new notes, copies of which will be provided on request to Cephalon at the address set forth under "Documents Incorporated by Reference" on page 67. For a more detailed description of the new notes, see "Description of the New Notes" beginning on page 32.

	Old Notes	New Notes
Notes Offered	• $375,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008; and	• Up to $375,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2008; and
	• $375,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010.	• up to $375,000,000 aggregate principal amount of zero coupon convertible subordinated notes due June 15, 2033, first putable June 15, 2010.
Settlement Upon Conversion	Upon conversion of an old note, we will deliver shares of our common stock.	Upon conversion of a new note, we will deliver for each $1,000 principal amount of the new notes the aggregate of the following for each trading day during the conversion period:

• if the daily conversion value for each day for each $1,000 aggregate principal amount of new notes exceeds $100.00, (a) a cash payment of $100.00 and (b) the remaining daily conversion value, which we refer to as the "daily net share settlement value", in shares of our common stock; or
• if the daily conversion value for each day for each $1,000 aggregate principal amount of new notes is less than or equal to $100.00, a cash payment equal to the daily conversion value.

Notwithstanding the foregoing, if a holder surrenders for conversion a new note at any time after 11 trading days prior to its stated maturity and the daily conversion value of such new note on any day during the ten trading days prior its stated maturity is less than $100.00, the daily conversion value of such new note on such trading day will be deemed to be $100.00.

Conversion Price Adjustments for Cash Dividends
The conversion price will be adjusted if, among other reasons, we pay cash dividends or distributions to all or substantially all holders of our common stock in an aggregate amount that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 3% of our market capitalization on the business day immediately preceding the day on which we declare such distribution.
The conversion price will be adjusted if, among other reasons, we pay cash dividends or distributions to all or substantially all holders of our common stock, in which case the conversion price shall be reduced so that it equals the price determined by dividing the conversion price in effect on the record date with respect to the cash dividend or distribution by a fraction,

•    the numerator of which will be the current market price of a share of our common stock, and

• the denominator of which will be the current market price of a share of our common stock less the amount per share of the cash dividend or distribution.

Conversion Price Adjustments for Tender Offers
The conversion price will be adjusted if, among other reasons, we or any of our subsidiaries purchase our common stock pursuant to a tender offer to the extent that the same involves aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 3% of our market capitalization on the expiration date of such tender offer.
The conversion price will be adjusted if, among other reasons, we or any of our subsidiaries purchase our common stock pursuant to a tender offer at a price per share in excess of the current market price for one share of our common stock on the last date tenders may be made pursuant to such tender offer, which we refer to as the expiration date, in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

•    the numerator of which will be the product of the number of shares of our common stock outstanding, including tendered shares but excluding any shares held in the treasury of the Company, at the expiration time multiplied by the current market price per share of our common stock on the trading day next succeeding the expiration date; and

• the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance, up to any maximum specified in the terms of the tender offer, of all shares validly tendered and not withdrawn as of the expiration time, which we refer to as the purchased shares, and (y) the product of the number of shares of our common stock outstanding (less any purchased shares and excluding any shares held in the treasury of the Company) at the expiration time and the current market price per share of our common stock on the trading day next succeeding the expiration date.

Purchase at Holder's Option Upon a Fundamental Change	You may require us to purchase your old notes if a change in control occurs, at a price equal to 100% of the principal amount of the old notes being repurchased.
You may require us to purchase your new notes if either (1) a change in control occurs or (2) our common stock is neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices, in each case, at a price equal to 100% of the principal amount of the new notes being repurchased, payable in cash.
Conversion at Holder's Option Upon a Fundamental Change
If a change in control occurs, you are entitled to surrender your old notes for conversion at any time from or after the date which is 15 days prior to the anticipated effective time of the transaction until 15 days after the actual date of such transaction at the conversion rate then in effect.
If either (1) a change in control occurs or (2) our common stock is neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices, you are entitled to surrender your new notes for conversion at any time from or after the date which is 15 days prior to the anticipated effective time of the transaction or termination of trading until the close of business on the second trading day immediately preceding the fundamental change purchase date, which we define as the day that is 30 business days after the occurrence of the related fundamental change, at the conversion rate then in effect, plus a make whole premium, if any. The make whole premium will be payable in our common stock, or the consideration into which our common stock has been converted or exchange in connection with such change in control.

The amount of the make whole premium, if any, will be based on our stock price and the effective date of the change in control or termination of trading. A description of how the make whole premium will be determined and a table showing the make whole premium that would apply at various stock prices and effective dates is set forth under "Description of the New Notes—Determination of the Make Whole Premium" beginning on page 39.

Conversion Date	The conversion date will be the date on which the new notes and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.
Generally, the conversion date shall be the date on which the new notes and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day. In all other cases, the conversion date shall be the next succeeding business day; however (1) if a holder surrenders for conversion a new note called for redemption at any time after 15 trading days prior to such redemption date but on or prior to the close of business on the day that is two trading days prior to such redemption date, the conversion date will be deemed to be the date two trading days prior to such redemption date and (2) if a holder surrenders for conversion a new note at any time after 11 trading days prior to its stated maturity, the conversion date will be deemed to be the date 11 trading days prior to such new note's stated maturity.

RISK FACTORS

        You should carefully consider the risks described below before you decide to exchange your old notes for new notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business and results of operations. If any of the following risks actually occur they could materially and adversely affect our business, financial condition or operating results. In that case, the trading price of our common stock could decline, which in turn could result in a decline in the trading price of the new notes or the loss of all or a part of your investment.

Risks Relating to the Exchange Offer

If an active market for the new notes fails to develop or is not sustained, the trading price and liquidity of the new notes could be materially and adversely affected.

        Prior to the exchange offer, there has been no trading market for the new notes. It is expected that the new notes will be eligible for trading on The PORTAL Market, a subsidiary of The Nasdaq Stock Market, Inc., which permits the offer and sale of the new notes only among "qualified institutional buyers" as defined in Rule 144A of the Securities Act. We do not intend to apply for listing or quotation of the new notes on any exchange or other stock market. The liquidity of the trading market for the new notes will depend in part on the level of participation of the holders of old notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the new notes and the lesser the liquidity of any trading market for the old notes not tendered in the exchange offer. As a result, we cannot assure you that any market for the new notes will develop or, if one does develop, that it will be maintained. If an active market for the new notes fails to develop or be sustained, the trading price and liquidity of the new notes could be materially adversely affected.

If you do not exchange your old notes, there may be a substantially smaller public trading market for your old notes and the market price of your old notes may decline.

        If the exchange offer is consummated, the trading and the liquidity of the market for the old notes may be significantly limited. As a result, the unexchanged old notes may trade at a discount to the price at which they would trade if the transactions contemplated by this offer to exchange were not consummated, subject to the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged old notes will exist or be maintained and we cannot assure you as to the prices at which the unexchanged old notes may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your old notes in the exchange offer nor have we obtained a third-party determination that the exchange offer is fair to holders of the old notes.

        We are not making a recommendation whether holders of old notes should exchange their old notes. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of old notes for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the old notes that the value of the new notes received in the exchange offer will in the future equal or exceed the value of the old notes tendered and we do not take a position as to whether you should participate in the exchange offer.

If old notes are not exchanged for new notes in the exchange offer, our calculation of earnings per share will be affected by the inclusion of the shares of common stock issuable upon conversion of the old notes.

        At the September 29 and September 30, 2004 meeting of the Emerging Issues Task Force, known as the "EITF," the EITF concluded that issuers of contingently convertible notes must report the earnings per share impact of their contingently convertible notes on an "if converted" accounting basis, regardless of whether the conditions to conversion of the contingently convertible notes have been met. The old notes are contingently convertible into shares of our common stock and consequently are affected by the EITF's decision. We are adding a net share settlement mechanism to the new notes which allows us to substitute cash for the principal portion of the conversion value of the new notes upon conversion of the new notes, thereby reducing the number of shares of common stock that we will issue upon conversion of the new notes. If there are old notes that remain outstanding after the consummation of the exchange offer, the calculation of our earnings per share will be impacted by the effect of including the shares of common stock that are issuable upon conversion of the outstanding old notes.

You should consider the U.S. federal income tax consequences of exchanging your old notes for new notes in the exchange offer.

        Although it is not entirely clear, we intend to take the position that the exchange of old notes for new notes will not constitute an exchange for U.S. federal income tax purposes, and that, as a result, an exchanging holder will not recognize any gain or loss as a result of the exchange. By acceptance of a new note, an exchanging holder agrees to report the exchange of old notes for new notes as not constituting an exchange of the old notes for U.S. federal income tax purposes. However, there can be no assurance that the IRS will agree that the exchange of old notes for new notes does not constitute an exchange for U.S. federal income tax purposes. If the exchange were found to constitute an exchange, it would be treated for U.S. federal income tax purposes as either a tax-free recapitalization or as a taxable exchange, generally depending on whether the notes are treated as "securities" for U.S. federal income tax purposes, and the new notes might be treated as having been issued at a discount.

        For a more complete discussion of certain U.S. federal income tax considerations related to the exchange and the new notes, see "Certain United States Federal Tax Considerations" below. You are urged to consult your tax advisor regarding the tax consequences of participating in the exchange offer and the ownership of new notes.

Risks Related to the New Notes and Our Common Stock

The new notes are unsecured and there are no financial covenants in the indenture. In addition, in the event of our insolvency, liquidation or similar event, we must pay in full our senior indebtedness before we can make payments on the new notes.

        Like the old notes, the new notes are general, unsecured and subordinated to our existing and future senior indebtedness. In the event of our insolvency or liquidation or upon the acceleration of the new notes due to an event of default under the indenture, we will not be able to make payments on the new notes until we have paid in full all of our senior indebtedness. We may, therefore, not have sufficient assets to pay the amounts due on the new notes.

        In addition, we are not restricted from incurring additional debt, including senior indebtedness, under the indenture. If we incur additional debt or liabilities, our ability to repay our obligations on the new notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture. As of September 30, 2004, we had outstanding approximately $24.9 million of senior indebtedness and $1,271.8 million of convertible notes that rank equally with the new notes.

We may not have sufficient cash to settle the cash portion of the consideration due on conversion of the new notes, or to purchase the new notes, if required, upon a change in control or if holders exercise their option to require us to purchase the new notes.

        Upon conversion of the new notes, we will be required to deliver cash and/or shares having an aggregate value equal to 16.8067 shares of our common stock, with respect to the new 2008 notes, and having an aggregate value equal to 17.6991 shares of our common stock, with respect to the new 2010 notes, in each case subject to adjustments for specific events. In addition, holders of the new notes may require us to purchase all or any portion of their new notes upon the occurrence of a change in control or on specified dates. We may not have sufficient cash funds to settle the cash portion of the consideration due on conversion of the new notes, or to purchase the new notes upon the occurrence of these events. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from purchasing the new notes, we could seek consent from our lenders to purchase the new notes. If we are unable to obtain their consent, we could attempt to refinance the new notes. If we were unable to obtain a consent or refinance the new notes, we would be prohibited from purchasing the new notes. If we were unable to settle the cash portion of the consideration due on conversion of the new notes, or to purchase the new notes upon a change in control or at the option of the holders on specified dates, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. As a result, we could be prohibited from paying amounts due on the new notes under the subordination provisions of the indenture.

We may be unable to repay our substantial indebtedness, including the new notes, and other obligations.

        As of September 30, 2004, we had $1,296.7 million of indebtedness outstanding, including $1,271.8 million convertible notes, including the old notes, with a conversion price higher than our current stock price. Of our indebtedness outstanding, $521.8 million matures in 2006. There are no restrictions on our use of our existing cash, cash equivalents and investments, and we cannot be sure that these funds will be available or sufficient in the future to enable us to repay or refinance our indebtedness. In the future, these factors, among other things, could make it difficult for us to service, repay or refinance our indebtedness; obtain additional financing in the future; limit our flexibility in planning for, or reacting to changes in, our business; and make us more vulnerable in the event of a downturn in our business. Unless we are able to generate cash flow from operations that, together with our available cash on hand, is sufficient to repay our indebtedness, we will be required to raise additional funds. Because the financing markets may be unwilling to provide funding to us or may only be willing to provide funding on terms that we would consider unacceptable, we may not have cash available or be able to obtain funding to permit us to meet our repayment obligations, thus adversely affecting the market price for our securities.

The conditional conversion feature of the new notes could prevent holders from receiving the value of the cash and common stock into which a new note is convertible.

        The new notes are convertible into cash and shares of our common stock only if specified conditions are met. If the specified conditions for conversion are not met, holders will not be able to convert their new notes and may not be able to receive the value of the cash and common stock into which the new notes would otherwise be convertible.

A portion of the new notes and shares of our common stock issuable upon conversion of those new notes are subject to significant restrictions on resale.

        We are offering the new notes pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof. Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any new notes that we issue in exchange for any old notes that were eligible for resale without compliance with the registration requirements of the Securities Act, specifically, old notes represented by CUSIP Nos. 156708 AG 4 and 156708 AJ 8, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act. All other new notes, specifically, new notes issued in exchange for old notes represented by CUSIP Nos. 156708 AF 6 and 156708 AH 2, will be subject to transfer restrictions and, unless and until registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws. We have agreed to file a shelf registration statement covering the resale of any new notes that are subject to the transfer restrictions described above, and the common stock issuable upon conversion of those new notes. If the shelf registration statement is not declared effective, the liquidity and price of the new notes subject to restrictions on transfer and the common stock issuable upon conversion of those new notes would be adversely affected. In addition, the registration statement may not be available to holders at all times, and selling security holders may be subject to certain restrictions and potential liability under the Securities Act.

The price of our common stock, and therefore the price of the new notes, may fluctuate significantly, which may make it difficult for holders to sell the new notes or the common stock when desired or at attractive prices.

        The market price of our common stock is highly volatile, and we expect it to continue to be volatile for the foreseeable future. For example, from January 1, 2003, through October 31, 2004, our common stock traded at a high price of $60.98 and a low price of $36.91. Negative announcements, including, among others:

  •
  adverse regulatory decisions;

  •
  disappointing clinical trial results;

  •
  disputes and other developments concerning patent or other proprietary rights with respect to our products; or

  •
  operating results that fall below the market's expectations could trigger significant declines in the price of our common stock. In addition, external events, such as news concerning economic conditions, our competitors, changes in government regulations impacting the biotechnology or pharmaceutical industries or the movement of capital into or out of our industry, also are likely to affect the price of our common stock, regardless of our operating performance. Because the new notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the new notes. Holders who receive shares of common stock on conversion of the new notes also will be subject to the risk of volatility and depressed prices.

Hedging transactions and other transactions may affect the value of the new notes.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which is currently held by Credit Suisse First Boston International. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the old notes and the new notes. In connection with these hedging arrangements, Credit Suisse First Boston International took positions in our common stock in secondary market transactions and/or entered into various derivative transactions at or after the pricing of the old notes. Such hedging arrangements could increase the price of our common stock. Credit Suisse First Boston International, or any transferee of any of its positions, is likely to modify its hedge positions from time to time prior to conversion or maturity of the old notes and new notes by purchasing and selling shares of our common stock, our other securities or other instruments they may wish to use in connection with this hedging. We cannot assure holders that this activity will not adversely affect the market price of our common stock. In addition, the existence of the new notes may encourage short selling in our common stock by market participants because the conversion of the new notes could depress the price of our common stock.

The new notes may not be rated or may receive a lower rating than anticipated.

        If one or more rating agencies rates the new notes and assigns the new notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the new notes would be harmed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this offer to exchange, in the accompanying letter of transmittal and in the documents that are incorporated by reference into this offer to exchange contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "will," "estimate," "expect," "project," "intend," "should," "plan," "believe," "hope" and other words and terms of similar meaning in connection with any discussion of, among other things, future operating or financial performance, strategic initiatives and business strategies, regulatory or competitive environments, our intellectual property and product development. In particular, these include, among others, statements about:

  •
  our dependence on sales of PROVIGIL tablets, ACTIQ and GABITRIL in the United States and the market prospects and future marketing efforts for these products, including with respect to any new indications for these products;

  •
  any potential expansion of the authorized uses of our existing products;

  •
  our anticipated scientific progress in our research programs and our development of potential pharmaceutical products including our ongoing or planned clinical trials, the timing and costs of these trials and the likelihood or timing of revenues from these products, if any;

  •
  the timing and unpredictability of regulatory approvals;

  •
  our ability to adequately protect our technology and enforce our intellectual property rights and the future expiration of patent and/or regulatory exclusivity on certain of our products;

  •
  our ability to realize the anticipated benefits of our acquisition of CIMA LABS INC.;

  •
  our future cash flow, our ability to service or repay our existing debt and our ability to raise additional funds, if needed, in light of our current and projected level of operations; and

  •
  other statements regarding matters that are not historical facts or statements of current condition.

        Any or all of our forward-looking statements in this offer to exchange or the documents incorporated by reference in this offer to exchange may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

  •
  the acceptance of our products by physicians and patients in our current markets and new markets;

  •
  our ability to obtain regulatory approvals of our product candidates or of expanded indications for certain of our existing products;

  •
  scientific or regulatory setbacks in our research programs, clinical trials or manufacturing activities for our product candidates or our existing products;

  •
  unanticipated cash requirements to support current operations, expand our business or incur capital expenditures;

  •
  the inability to adequately protect our key intellectual property rights, including as a result of an adverse adjudication with respect to the PROVIGIL litigation;

  •
  the loss of key management or scientific personnel;

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  the activities of our competitors in the industry, including the filing of ANDAs with a Paragraph IV certification for any product containing modafinil or the entry of a generic competitor to ACTIQ;

  •
  the loss of one or more key customers of CIMA or the inability to obtain regulatory approval of Ora Vescent® fentanyl;

  •
  market conditions in the biotechnology industry that make raising capital or consummating acquisitions difficult, expensive or both; and

  •
  enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to us or our interests.

        We do not intend to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Risks that we anticipate are discussed in more detail in this offer to exchange in the section entitled "Risk Factors" beginning on page 16.

RATIO OF EARNINGS TO FIXED CHARGES

        Our deficiency of earnings available to cover fixed charges for the years ended December 31, 1999, 2000 and 2001, and for the nine months ended September 30, 2004, was $82.8 million, $102.8 million, $61.1 million and $106.2 million, respectively. Since earnings were insufficient to cover fixed charges for the years ended December 31, 1999, 2000 and 2001, and for the nine months ended September 30, 2004, we are unable to provide ratios of earnings to fixed charges for each respective period.

        Our ratio of earnings to fixed charges for the years ended December 31, 2002 and 2003 was 2.57x and 4.18x, respectively.

PRICE RANGE OF COMMON STOCK

        Our common stock currently is quoted on The Nasdaq National Market under the symbol "CEPH." The last reported sale price of our common stock on November 15, 2004 was $48.23 per share. There is no established trading market for the old notes. As of November 3, 2004, there were 57,688,672 shares of common stock issued and outstanding and there were $375,000,000 in principal amount of the old 2008 notes outstanding and $375,000,000 in principal amount of the old 2010 notes outstanding.

        The following table sets forth, for the periods indicated below, the range of high and low sale prices per share for our common stock as reported on The Nasdaq National Market.

	High	Low
2002
First Quarter	$78.88	$52.18
Second Quarter	66.97	41.40
Third Quarter	49.00	35.82
Fourth Quarter	59.20	38.36
2003
First Quarter	$54.95	$39.82
Second Quarter	48.70	36.91
Third Quarter	50.71	40.27
Fourth Quarter	49.46	44.29
2004
First Quarter	$60.98	$48.10
Second Quarter	60.10	50.54
Third Quarter	54.96	41.58
Fourth Quarter (through November 15, 2004)	50.83	44.68

DIVIDEND POLICY

        We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this offer to exchange and the accompanying letter of transmittal, to exchange $1,000 principal amount of new 2008 notes for each $1,000 principal amount of validly tendered and accepted old 2008 notes, and $1,000 principal amount of new 2010 notes for each $1,000 principal amount of validly tendered and accepted old 2010 notes. However, the exchange offer is subject to the conditions described in this offer to exchange.

Expiration Date; Extensions; Amendments

        The exchange offer expires at 9:00 a.m., New York City time, on December 15, 2004. We may, however, in our sole discretion, extend the period of time for which the exchange offer is open with respect to either or both series of old notes. References in this offer to exchange to the expiration date mean 9:00 a.m., New York City time, on December 15, 2004, or, if extended by us, the latest date to which the exchange offer is extended by us.

        We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this offer to exchange, together with the letter of transmittal, on or about the date of this offer to exchange to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to the old notes.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open with respect to either or both series of old notes, and thereby delay acceptance of any old notes with respect to which the exchange offer has been extended, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are properly exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer with respect to either or both series of old notes at any time prior to the expiration date, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "—Conditions to the Exchange Offer" are not satisfied.

        We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the old notes promptly. If we amend this exchange offer in any respect or waive any condition to the exchange offer, we will give written notice of the amendment or waiver to the exchange agent and will make a public announcement of the amendment or waiver promptly afterward. If we extend the expiration date with respect to either or both series of old notes, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to the Dow Jones News Service.

        If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in an offer to exchange supplement, and, if required by law, we will extend the exchange offer for a period of five to ten business days.

Effect of Tender of Old Notes

        Any valid tender by a holder of old notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of this offer to exchange and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of old notes will constitute the agreement by that holder to deliver good and marketable title to the tendered old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters' Rights

        Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

Conditions to the Exchange Offer

        We will not be required to accept old notes for exchange and may take the actions listed below if, prior to the expiration date, any of the following events occurs:

  •
  any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

  •
  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

  •
  any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

  •
  any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

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  any extraordinary or material adverse change in United States financial markets generally;

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

  •
  any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions; or

  •
  the commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer.

  •
  any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

  •
  any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity; or

  •
  any event or events that have resulted or may result, in our reasonable judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of Cephalon and our subsidiaries, taken as a whole that, in our reasonable judgment, would have a material adverse effect on our company.

        If any of the above events occurs, we may:

  •
  terminate the exchange offer and promptly return all tendered old notes to tendering noteholders;

  •
  extend the exchange offer and, subject to the withdrawal rights described below under "—Withdrawal of Tenders," retain all tendered old notes until the extended exchange offer expires;

  •
  amend the terms of the exchange offer, which may result in an extension of the period of time for which the exchange offer is kept open; or

  •
  waive the unsatisfied condition, subject to any requirement to extend the period of time during which the exchange offer is open, and complete the exchange offer.

Procedures for Tendering Old Notes

        If you hold old notes and wish to exchange them for new notes, you must validly tender, or cause the valid tender of, your old notes using the procedures described in this offer to exchange and in the accompanying letter of transmittal.

        Only registered holders of old notes are authorized to tender old notes. The procedures by which you may tender or cause to be tendered your old notes will depend upon the manner in which the old notes are held, as described below.

  Tender of Old Notes Held Through a Nominee

        If you are a beneficial owner of old notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the record holder promptly and instruct the record holder to tender the old notes on your behalf using one of the procedures described below.

  Tender of Old Notes Held Through DTC

        Pursuant to authority granted by DTC, if you are a DTC participant that has old notes credited to your DTC account and thereby held of record by DTC's nominee, you may directly tender your old notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with old notes credited to their accounts. If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this offer to exchange, the exchange agent will establish accounts with respect to the old notes at DTC for purposes of the exchange offer.

        Any participant in DTC may tender old notes by:

  •
  effecting a book-entry transfer of the old notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC's Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent. An "agent's message" is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Cephalon may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer; or

  •
  completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this offer to exchange.

        The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

        The letter of transmittal, or facsimile thereof, with any required signature guarantees and other required documents, or, in the case of book-entry transfer, an agent's message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent at its address set forth on the back cover page of this offer to exchange prior to 9:00 a.m., New York City time, on the expiration date. Delivery of such documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        We will have accepted the validity of tendered old notes if and when we give oral or written notice to the exchange agent. The exchange agent will act as the trustee's agent for purposes of receiving the new notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those old notes to you, without expense, promptly after the expiration date via book-entry transfer through DTC.

  Letter of Transmittal

        Subject to and effective upon the acceptance for exchange and exchange of new notes for old notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal, or agreeing to the terms of a letter of transmittal pursuant to an agent's message, a tendering holder of old notes:

  •
  irrevocably sells, assigns and transfers to or upon the order of Cephalon all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder's status as a holder of the old notes tendered thereby;

  •
  waives any and all rights with respect to the old notes;

  •
  releases and discharges Cephalon and the trustee with respect to the old notes from any and all claims such holder may have, now or in the future, arising out of or related to the old notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the old notes;

  •
  represents and warrants that the old notes tendered were owned as of the date of the tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

  •
  designates an account number of a DTC participant in which the new notes are to be credited; and

  •
  irrevocably appoints the exchange agent the true and lawful attorney-in-fact of the holder with respect to any tendered old notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the old notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

        If you wish to participate in the exchange offer, delivery of your old notes, signature guarantees and other required documents to the exchange agent before the expiration dated is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery. Do not send letters of transmittal or other exchange offer documents to us.

        If the letter of transmittal is signed by the holders of old notes tendered thereby, the signatures must correspond with the names as written on the face of the old notes without any change whatsoever.

If any of the old notes tendered thereby are held by two or more holders, each holder must sign the letter of transmittal. If any of the old notes tendered thereby are registered in different names on different old notes, it will be necessary to complete, sign and submit as many separate letters of transmittal, and any accompanying documents, as there are different registrations of certificates.

        If the letter of transmittal is signed by a person other than the holder of the old notes listed on the letter of transmittal, those old notes must be properly endorsed or accompanied by a properly completed bond power, signed by the holder exactly as the holder's name appears on those old notes. If the letter of transmittal or any old notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

        Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, which is referred to as an "eligible institution." Signatures on a letter of transmittal need not be guaranteed if:

  •
  the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the old securities and the holder has not completed the portion entitled "Special Issuance Instructions" on the letter of transmittal; or

  •
  the old notes are tendered for the account of an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act."

Guaranteed Delivery Procedures

        If you desire to tender your old notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your old notes if:

  •
  your tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal, a facsimile of such letter of transmittal or an electronic confirmation pursuant to DTC's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

  •
  sets forth the name and address of the holder of old notes and the principal amount of old notes tendered;

  •
  states that the tender is being made thereby; and

  •
  guarantees that within three NYSE trading days after the expiration date a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent.

Acceptance of Old Notes and Delivery of New Notes

        If all of the conditions to the exchange offer are satisfied or waived prior to the expiration date, we will accept all old notes properly tendered and not withdrawn as of the expiration date and will issue the new notes promptly after the expiration date. See "—Conditions to the Exchange Offer" above. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

        In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

  •
  a book-entry confirmation of transfer of old notes into the exchange agent's account at DTC using the book-entry transfer procedures described above;

  •
  a properly completed and duly executed letter of transmittal, a facsimile of such letter of transmittal or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system; and

  •
  any other required documents.

        The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and will make the exchange on, or promptly after, the expiration date. Following this exchange the holders in whose names the new notes will be issuable upon exchange will be deemed the holders of record of the new notes.

        The reasons we may not accept tendered old notes include:

  •
  the old notes were not validly tendered pursuant to the procedures for tendering; see "—Procedures for Tendering Old Notes" above;

  •
  we determine in our reasonable discretion that any of the conditions to the exchange offer have not been satisfied prior to the expiration date; see "—Conditions to the Exchange Offer" above;

  •
  a holder has validly withdrawn a tender of old notes; see "—Withdrawal of Tenders" below; or

  •
  we have, prior to the expiration date of the exchange offer, delayed or terminated the exchange offer; see "—Expiration Date; Extensions; Amendments" above.

        If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer, we will return any unaccepted or non-exchanged old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described above, and non-exchanged old notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

        Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and remain subject to the indenture governing the old notes.

        Any validly tendered old notes accepted for exchange in the exchange offer will be retired and will not be reissuable.

Consequences of Not Exchanging Old Notes

        If the exchange offer is consummated, old notes that are not tendered, or are tendered but not accepted in the exchange offer, will remain outstanding. Accordingly, the old notes will continue to have the benefit of the indenture governing the unexchanged old notes but not the benefit of the indenture governing the new notes. However, any trading market for unexchanged old notes could become significantly limited due to the reduction in the amount of old notes outstanding after completion of the exchange offer, which may adversely affect the market price and price volatility of the old notes. See "Risk Factors—Risks Relating to the Exchange Offer."

Withdrawal of Tenders

        You may withdraw your tender of old notes at any time prior to 9:00 a.m., New York City time, on the expiration date, or any subsequent date to which we extend the expiration date. Holders who wish to exercise their right of withdrawal with respect to the exchange offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission, which notice must be received by the exchange agent on or prior to 9:00 a.m., New York City time, on the expiration date at its address set forth on the back cover page of this offer to exchange. In order to be valid, a notice of withdrawal must:

  •
  specify the name of the person who tendered the old notes to be withdrawn;

  •
  specify the aggregate amount and type of old notes to be withdrawn, if not all of the old notes tendered by the holder are to be withdrawn;

  •
  contain a statement that you are withdrawing your election to have your old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees; and

  •
  specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility, if you tendered your old notes in accordance with the procedures for book-entry transfer described above.

        A valid withdrawal of tendered old notes on or prior to the expiration date shall be deemed a valid revocation of the tender of old notes. Properly withdrawn old notes may be retendered by following the procedures described above under "—Procedures for Tendering Old Notes" at any time on or prior to 9:00 a.m., New York City time, on the expiration date.

        You may also withdraw old notes that have not been accepted for exchange at any time after January 13, 2005. Tenders of any old notes will automatically be withdrawn if the exchange offer is terminated without any such old notes being exchanged thereunder or otherwise provided herein. In the event of termination of the exchange offer, the old notes tendered pursuant to the exchange offer will be returned to the tendering holder promptly.

        Any attempted withdrawal of previously tendered old notes other than in accordance with the provisions described above will not constitute a valid withdrawal.

Miscellaneous

        The conditions described above under "—Conditions to the Exchange Offer" are for our sole benefit. We may assert those conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the expiration date of the exchange offer. Our failure at any time to exercise our rights under any of the conditions described above does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration date of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

        If a stop order issued by the SEC is threatened or in effect with respect to the qualification of the indenture governing the new notes under the Trust Indenture Act of 1939, as amended, we will not:

  •
  accept for exchange any old notes tendered; or

  •
  issue any new notes in exchange for any old notes.

        You should note that:

  •
  All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange, including the letter of transmittal and the instructions to the letter of transmittal, will be determined by us in our sole discretion and our determination shall be final and binding.

  •
  We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

  •
  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. If we waive a condition with respect to any particular noteholder, we will waive it for all noteholders. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

  •
  None of us, the information agent, the exchange agent, the trustee, our financial advisor or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Exchange Agent

        U.S. Bank National Association has been appointed to act as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth on the back cover page of this offer to exchange. Questions and requests for assistance, requests for additional copies of this offer to exchange or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the address set forth on the back cover page of this offer to exchange.

        U.S. Bank National Association will assist us with the distribution of this offer to exchange and the other exchange materials. The exchange agent will receive customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. The exchange agent has not been retained to make solicitations or recommendations. The fees received by the exchange agent will not be based on the aggregate principal amount of old notes tendered in the exchange offer.

Information Agent

        Morrow & Co., Inc. has been appointed as the information agent for the exchange offer. Questions concerning tender procedures and requests for additional copies of this offer to exchange or the letter of transmittal should be directed to the information agent at the address and telephone numbers listed on the back cover page of this offer to exchange. Holders of old notes may also contact their commercial bank, broker, dealer, trust company or other custodian for assistance concerning the exchange offer. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Financial Advisor

        Credit Suisse First Boston LLC is our financial advisor for the exchange offer. Credit Suisse First Boston LLC may hold old notes for its own account and, in addition to its role as financial advisor, will be permitted to participate in the exchange offer on the same terms as are offered to other holders of old notes by this offer to exchange. We will not pay any fees to, but we will reimburse specified expenses of, Credit Suisse First Boston LLC for its role as our financial advisor for the exchange offer.

Other Fees and Expenses

        We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of the exchange agent and the information agent. We will also pay specified reasonable expenses of our financial advisor, trustee-related fees and expenses and our legal and accounting expenses. We will not pay any fees or commission to any broker-dealer or any other person for soliciting tenders of old notes pursuant to the exchange offer. We will reimburse, upon request, brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. We estimate that the total fees and expenses of the exchange offer will be approximately $400,000.

        Tendering holders of old notes will not be required to pay any fee or commission to us. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

Purchases of Old Notes by Us

        We reserve the right, in our absolute discretion, to purchase or make offers to purchase any old notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer. Any purchase or offer to purchase will be made only in accordance with applicable law.

DESCRIPTION OF THE NEW NOTES

        We will issue the new 2008 notes and the new 2010 notes, each of which constitutes a separate series of debt securities, under an indenture, to be dated as of the date we consummate the exchange offer, between us and U.S. Bank National Association, as trustee. The following summarizes some, but not all, of the provisions of the new notes and the indenture. We urge you to read the indenture, the registration rights agreement and the form of certificate evidencing the new notes in their entirety, because they, and not this description, define your rights as a holder of the new notes. You may request a copy of these documents at our address shown under "Documents Incorporated by Reference."

        In this section entitled "Description of the New Notes," when we refer to "Cephalon," "we," "our" or "us," we are referring to Cephalon, Inc. and not any of its subsidiaries.

General

        We will issue up to $375,000,000 aggregate principal amount of new 2008 notes in exchange for the old 2008 notes in the exchange offer and up to $375,000,000 aggregate principal amount of new 2010 notes in exchange for the old 2010 notes in the exchange offer. The new notes will be general unsecured obligations of Cephalon and will be subordinate in right of payment as described under "—Subordination of the New Notes." The new notes will be convertible into cash and common stock as described under "—Conversion of New Notes." The new notes will be issued only in denominations of $1,000 and in multiples of $1,000. The new notes will mature on June 15, 2033, unless earlier converted by you, redeemed at our option or purchased by us at your option.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of Cephalon or a termination in the trading of our common stock, except to the extent described under "—Purchase of New Notes at Your Option Upon a Fundamental Change" and "—Conversion of New Notes—Conversion Upon Specified Corporate Transactions."

        We will not pay interest on the new notes. However, interest amounts will be payable if specified defaults under the registration rights agreement occur.

        We will maintain an office in The City of New York where the new notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the new notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of new notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of New Notes

  General

        Holders may surrender new 2008 notes and new 2010 notes for conversion, and receive the consideration described below under "—Payment Upon Conversion," if any of the following conditions is satisfied:

  •
  if the closing sale price of our common stock on the trading day prior to the day of surrender is more than 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender;

  •
  if we have called the new notes for redemption;

  •
  if the average of the trading prices of the new notes for any five consecutive trading-day period is less than 100% of the average of the conversion values of the new notes during that period, subject to certain limitations; or

  •
  if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is neither listed for trading on a U.S. national securities exchange nor approved for listing on The Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

        We describe each of these conditions in greater detail below.

  Conversion Upon Satisfaction of Market Price Condition

        Holders may surrender new notes for conversion if the closing sale price (as defined below) of our common stock on Nasdaq or, if the shares are not then quoted on Nasdaq, such other principal national securities exchange on which our common stock is listed, on the trading day (as defined below) prior to the day of surrender, exceeds 120% of the conversion price per share of our common stock on the trading day prior to the date of surrender.

        The conversion agent will, on our behalf, determine daily if the new notes are convertible and will notify us and the trustee accordingly.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated.

        A "trading day" means a day during which trading in securities generally occurs on Nasdaq or, if our common stock (or relevant securities of a successor obligor) is not listed on Nasdaq, on the principal other national or regional securities exchange on which our common stock (or relevant securities of a successor obligor) is then listed or, if our common stock (or relevant securities of a successor obligor) is not listed on a national or regional securities exchange, on Nasdaq or, if our common stock (or relevant securities of a successor obligor) is not quoted on Nasdaq, on the principal other market on which our common stock (or relevant securities of a successor obligor) is then traded.

  Conversion Upon Notice of Redemption

        A holder may surrender for conversion a new note called for redemption at any time prior to the close of business on the day that is two trading days prior to the redemption date, even if it is not otherwise convertible at such time. However, if a holder has already delivered a purchase notice or notice of exercise of the holder's option to require us to repurchase its new notes upon the occurrence of a fundamental change (as defined under "—Purchase of New Notes at Your Option Upon a Fundamental Change") with respect to a new note, the holder may not surrender that new note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Upon Trading Price of New Notes Falling Below Conversion Value of the New Notes

        If, after any five consecutive trading-day period, the average of the trading prices (as defined below) for the new notes for that five trading-day period was less than 100% of the average of the conversion values (as defined below) for the new notes during that period, a holder may surrender new notes for conversion at any time during the following 10 trading days; provided, however, that no new notes may be converted based on the satisfaction of this condition during the six-month period immediately preceding each specified date on which the holders may require us to repurchase their new notes (for example, with respect to the June 15, 2008 put date for the new 2008 notes, the new 2008 notes may not be converted from December 15, 2007 to June 15, 2008).

        "Trading price" means, on any date of determination, the average of the secondary bid quotations per new note obtained by the conversion agent for $5,000,000 principal amount of the new notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the new notes from an independent nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the new notes, then the trading price of the new notes will equal (a) the applicable conversion rate of the new notes multiplied by (b) the closing sale price of our common stock on Nasdaq.

        The "conversion value" of a new note means the product of the last reported bid price of our common stock on any date of determination multiplied by the conversion rate of the new note in effect on that date.

  Conversion Upon Specified Corporate Transactions

        Even if the market price contingency described above under "—Conversion Upon Satisfaction of Market Price Condition" has not occurred, if we elect to distribute to all holders of our common stock:

  •
  specified rights or warrants entitling them to subscribe for or purchase our common stock at less than the current market price (as defined in the indenture) on the record date for such issuance (excluding purchase rights governed by our stockholder rights plan) or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under "—Conversion Price Adjustments"), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the new notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their new notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

        In addition, upon the occurrence of a fundamental change (as defined under "—Purchase of New Notes at Your Option Upon a Fundamental Change"), a holder may surrender new notes for conversion at any time from or after the date which is 15 days prior to the anticipated effective time of the fundamental change until the close of business on the second trading day immediately preceding the fundamental change purchase date (as defined under "—Purchase of New Notes at Your Option Upon a Fundamental Change"). The holder may also require us to purchase all or a portion of its new notes upon the occurrence of a fundamental change as described under "—Purchase of New Notes at Your Option Upon a Fundamental Change."

        To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 30 business days nor less than 15 business days prior to the anticipated effective date.

  Payment Upon Conversion

        Each $1,000 principal amount of new notes is convertible into cash and shares of our common stock, if any, based on an amount, which we refer to as the "daily conversion value," calculated for each of the ten trading days immediately following the conversion date, which we refer to as the "conversion period." The daily conversion value for each trading day during the conversion period for each $1,000 aggregate principal amount of new notes is equal to one-tenth of the product of the then applicable conversion rate multiplied by the volume weighted average price (as defined below) of our common stock (or the other form of consideration into which our common stock has been converted in connection with a fundamental change) on that day.

        For each $1,000 aggregate principal amount of new notes surrendered for conversion, we will deliver to you the aggregate of the following, which we refer to as the "conversion obligation," for each trading day during the conversion period:

  (1)
  if the daily conversion value for each trading day for each $1,000 aggregate principal amount of new notes exceeds $100.00, (a) a cash payment of $100.00 and (b) the remaining daily conversion value, which we refer to as the "daily net share settlement value," in shares of our common stock; or

  (2)
  if the daily conversion value for each trading day for each $1,000 aggregate principal amount of new notes is less than or equal to $100.00, a cash payment equal to the daily conversion value.

Notwithstanding the foregoing, if a holder surrenders for conversion a new note at any time after 11 trading days prior to its stated maturity and the daily conversion value of such new note on any day during the ten trading days prior its stated maturity is less than $100.00, the daily conversion value of such new note on such trading day will be deemed to be $100.00.

        The number of shares of common stock to be delivered under clause (1)(b) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for that trading day.

        The conversion rate with respect to a new 2008 note is initially 16.8067 shares of our common stock, and the conversion rate with respect to a new 2010 note is initially 17.6991 shares of our common stock. The conversion rate of a new note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described under "—Conversion Price Adjustments." Accordingly, an adjustment to the conversion price will result in a corresponding adjustment to the conversion rate. The initial conversion price for the new 2008 notes is $59.50 per share, and the initial conversion price for the new 2010 notes is $56.50 per share.

        No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our common stock on the tenth trading day following the conversion date.

        For purposes of this section, "—Payment Upon Conversion," "volume weighted average price" per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change) on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading "Bloomberg VWAP" on Bloomberg Page CEPH Equity AQR (or the

Bloomberg Page for any security into which our common stock has been converted in connection with a fundamental change), or if such volume weighted average price is not available, our board of director's reasonable, good faith estimate of the volume weighted average price of the shares of our common stock, or other security, on such trading day.

        The cash and any shares of our common stock (including cash in lieu of fractional shares) deliverable upon conversion of the new notes will be delivered through the conversion agent after the last day on which the conversion value has been determined. Generally, the conversion date shall be the date on which the new notes and all of the items required for conversion shall have been delivered as described under "—Conversion Procedures" below and the requirements for conversion have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day, and in all other cases, the conversion date shall be the next succeeding business day; however (1) if a holder surrenders for conversion a new note called for redemption at any time after 15 trading days prior to the redemption date but on or prior to the close of business on the day that is two trading days prior to the redemption date, the conversion date will be deemed to be the date two trading days prior to the redemption date and (2) if a holder surrenders for conversion a new note at any time after 11 trading days prior to its stated maturity, the conversion date will be deemed to be the date 11 trading days prior to the new note's stated maturity.

        Payment Upon Conversion Upon a Fundamental Change.    If a holder converts its new notes at any time beginning 15 days before the scheduled effective date of a fundamental change and ending at the closing of business on the second trading day immediately preceding the related fundamental change purchase date, the holder will receive:

  •
  (1) if the new notes are surrendered for conversion at any time beginning ten trading days before the date of payment of consideration in connection with a change in control, cash and, with respect to the portion of the conversion obligation for any trading day during the conversion period in excess of $100.00 (if any), the kind of securities and other assets or property received by holders of our common stock in the change in control; or

    (2) in all other events, cash or a combination of cash and common stock, as described above under "—Payment Upon Conversion"; plus

  •
  the make whole premium, if any, which will be in an amount determined as set forth under "—Determination of the Make Whole Premium" and which will be payable in shares of our common stock (or in the same form of consideration into which our common stock has been converted in connection with such fundamental change) on the fundamental change purchase date for the new notes after the fundamental change described under "—Purchase of New Notes at Your Option Upon a Fundamental Change."

        Solely for purposes of valuing any non-cash consideration received by holders of our common stock in any change in control, to the extent any component of non-cash consideration is not listed on a U.S. national or regional securities exchange or reported on Nasdaq, the value of the non-cash consideration will be determined by two nationally recognized investment banks selected by the trustee and, to the extent any component of non-cash consideration is listed on a U.S. national or regional securities exchange or reported on Nasdaq, the value of the non-cash consideration will be determined by reference to its volume weighted average price.

        If holders of our common stock receive or have the right to receive more than one form of consideration in connection with a fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make whole premium will be paid will be in proportion to the different forms of consideration paid to our common stockholders in connection with the fundamental change.

  Conversion Price Adjustments

        The conversion price will be adjusted:

  (1)
  upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  upon the subdivision or combination of our outstanding common stock;

  (3)
  upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the current market price per share on the record date for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to the expiration;

  (4)
  upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

  •
  dividends or distributions exclusively in cash referred to in clause (5) below; and

  •
  distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  upon the occurrence of any dividends or distributions consisting exclusively of cash to all or substantially all holders of our common stock, in which case the conversion price shall be reduced so that it equals the price determined by dividing the conversion price in effect on the record date with respect to the cash distribution or dividend by a fraction,

  (a)
  the numerator of which will be the current market price of a share of our common stock as of the day before the "ex" date (as defined below) with respect to the dividend or distribution, and

  (b)
  the denominator of which will be the current market price of a share of our common stock as of the day before the "ex" date with respect to the dividend or distribution less the amount per share of the cash dividend or distribution; and

  (6)
  upon the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the "expiration date", in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

  (a)
  the numerator of which will be the product of the number of shares of our common stock outstanding (including tendered shares but excluding any shares held in the treasury of the Company) on the expiration date multiplied by the current market price per share of our common stock on the trading day next succeeding the expiration date; and

    (b)
    the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the "purchased shares," and (y) the product of the number of shares of our common stock outstanding (less any purchased shares and excluding any shares held in the treasury of the Company) at the expiration time and the current market price per share of our common stock on the trading day next succeeding the expiration date.

        "Current market price" shall mean, with respect to any date of determination, the average of the sale prices of our common stock for the three consecutive trading days ending on the date of determination. For purposes hereof, the term "ex" date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

        To the extent that our rights plan is still in effect, upon conversion of the new notes into common stock, the holders will receive, in addition to the common stock, the rights described in our rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. See "Description of Capital Stock." If we implement a new rights plan, we will be required under the indenture to provide that the holders of new notes will receive the rights upon conversion of the new notes, whether or not these rights were separated from the common stock prior to conversion, subject to specified limited exceptions.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving Cephalon; or

  •
  a sale or conveyance to another person of the property and assets of Cephalon as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of new notes will generally be entitled to convert their new notes, subject to the conditions described above, into cash and, with respect to the portion of the conversion obligation in excess (if any) of the principal amount of new notes being converted, the same type of consideration received by common stock holders immediately following one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Certain United States Federal Tax Considerations" below for a relevant discussion.

        We are permitted to reduce the conversion price of the new notes by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price on the new notes for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

  Conversion Procedures

        Holders may convert their new notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our common stock and cash upon conversion in accordance with the terms of the new notes will be deemed to satisfy our obligation to pay the principal amount of the new notes.

        The right of conversion attaching to any new note may be exercised (a) if such new note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC or (b) if such new note is represented by a certificated security, by delivery of such new note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a new note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

        We will not issue fractional shares of common stock upon conversion of new notes.

        If the new notes are called for redemption or are subject to purchase following a fundamental change, your right to convert the new notes called for redemption or so subject to purchase will terminate at the close of business on the second trading day prior to the redemption date or fundamental change purchase date, as the case may be, or such earlier date as the new notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the new notes are redeemed or purchased. If you have submitted your new notes for purchase upon a fundamental change, you may only convert your new notes if you withdraw your repurchase notice prior to the fundamental change purchase date, as described below under "—Purchase of New Notes at Your Option Upon a Fundamental Change." If your new notes are submitted for purchase on (1) in the case of the new 2008 notes, June 15, 2008, June 15, 2013, June 15, 2018, June 15, 2023 or June 15, 2028 or (2) in the case of the new 2010 notes, June 15, 2010, June 15, 2015, June 15, 2020, June 15, 2025 or June 15, 2030, or in each case following a fundamental change, your right to withdraw your purchase notice and convert the new notes that are subject to purchase will terminate at 5:00 p.m., New York City time, on the business day before such purchase date.

Determination of the Make Whole Premium

        If a fundamental change occurs prior to June 15, 2008, in the case of the new 2008 notes, or June 15, 2010, in the case of the new 2010 notes, we will pay a make whole premium upon the conversion of the new notes as described above under "—Conversion of New Notes—Conversion Upon Specified Corporate Transactions" in the case of a fundamental change. The make whole premium shall be equal to a percentage of the principal amount of the new notes. The make whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of new notes upon conversion. The make whole premium will be determined by reference to the tables below and is based on the date on which the fundamental change becomes effective, referred to as the "effective date," and the price, referred to as the "stock price," paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price shall be the average sale price of our common stock for the 10 trading days immediately prior to but not including the effective date.

        We will pay the make whole premium solely in shares of our common stock or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change; provided that, in each case, we will pay cash in lieu of fractional shares. The make whole premium will be payable on the fundamental change purchase date after the fundamental change for new notes converted in connection with a fundamental change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make whole premium will be paid will be in proportion to the different forms of consideration paid to our common stockholders in connection with the fundamental change.

        The value of our shares or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the make whole premium will be calculated as follows:

  •
  In the case of a fundamental change in which all or substantially all of the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

  (a)
  securities that are traded on a U.S. national securities exchange or approved for quotation on Nasdaq or any similar system of automated dissemination of quotations of securities prices will be valued at 98% of the average sale price for the 10 trading days immediately prior to but excluding the fundamental change purchase date,

  (b)
  other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on 98% of the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by the trustee, and

  (c)
  100% of any cash.

  •
  In all other cases, the value of our shares will equal 98% of the average of the sale price of our common stock for the 10 trading days immediately prior to but excluding the fundamental change purchase date.

        Notwithstanding the foregoing, in no event shall the value of our common stock be less than 50% of the stock price used to determine the amount of the make whole premium.

        The stock prices set forth in the first column of each table will be adjusted as of any date on which the conversation ratio of the new notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The following tables set forth make whole premiums (tables in percentages).

Make Whole Premium Applicable to New 2008 Notes Upon Fundamental Change (% of Face Value)

	Effective Date
Stock Price	November 15, 2004	June 15, 2005	June 15, 2006	June 15, 2007	June 15, 2008
$48.05	19.2	19.2	19.2	19.2	19.2
$50.00	16.5	16.9	17.2	16.8	16.0
$55.00	13.8	13.9	13.7	12.3	7.6
$60.00	11.5	11.4	10.8	8.8	0.0
$65.00	9.6	9.4	8.4	6.2	0.0
$70.00	8.1	7.7	6.6	4.3	0.0
$75.00	6.8	6.4	5.2	3.0	0.0
$80.00	5.7	5.2	4.0	2.0	0.0
$85.00	4.8	4.3	3.2	1.4	0.0
$90.00	4.0	3.6	2.5	0.9	0.0
$95.00	3.4	3.0	1.9	0.6	0.0
$100.00	2.9	2.5	1.5	0.4	0.0
$105.00	2.5	2.1	1.2	0.3	0.0
$110.00	2.1	1.7	0.9	0.2	0.0
$115.00	1.8	1.4	0.7	0.1	0.0
$120.00	1.5	1.2	0.6	0.1	0.0
$125.00	1.3	1.0	0.5	0.1	0.0
$130.00	1.1	0.9	0.4	0.0	0.0
$135.00	1.0	0.7	0.3	0.0	0.0

Make Whole Premium Applicable to New 2010 Notes Upon Fundamental Change (% of Face Value)

	Effective Date
Stock Price	November 15, 2004	June 15, 2005	June 15, 2006	June 15, 2007	June 15, 2008	June 15, 2009	June 15, 2010
$48.05	15.0	15.0	15.0	15.0	15.0	15.0	15.0
$50.00	13.6	14.1	14.8	14.7	14.5	14.3	11.5
$55.00	11.6	11.9	12.3	12.4	11.9	10.2	2.7
$60.00	10.0	10.1	10.3	10.1	9.2	7.1	0.0
$65.00	8.6	8.7	8.6	8.2	7.1	4.8	0.0
$70.00	7.4	7.4	7.2	6.7	5.5	3.3	0.0
$75.00	6.4	6.4	6.1	5.5	4.2	2.2	0.0
$80.00	5.6	5.5	5.2	4.5	3.3	1.4	0.0
$85.00	4.9	4.7	4.4	3.7	2.5	0.9	0.0
$90.00	4.3	4.1	3.7	3.0	1.9	0.6	0.0
$95.00	3.7	3.6	3.1	2.5	1.5	0.4	0.0
$100.00	3.3	3.1	2.7	2.0	1.2	0.3	0.0
$105.00	2.9	2.7	2.3	1.7	0.9	0.2	0.0
$110.00	2.6	2.4	2.0	1.4	0.7	0.1	0.0
$115.00	2.3	2.1	1.7	1.2	0.5	0.1	0.0
$120.00	2.0	1.8	1.5	1.0	0.4	0.0	0.0
$125.00	1.8	1.6	1.3	0.8	0.3	0.0	0.0
$130.00	1.6	1.4	1.1	0.7	0.3	0.0	0.0
$135.00	1.4	1.3	1.0	0.6	0.2	0.0	0.0

        The exact stock price and effective dates may not be set forth on the tables, in which case:

  •
  If the stock price is between two stock prices on a table or the effective date is between two effective dates on a table, the make whole premium will be determined by straight-line interpolation between make whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365 day year.

  •
  If the stock price is in excess of $135.00 per share (subject to adjustment in the same manner as the stock price), no make whole premium will be paid.

  •
  If the stock price is less than or equal to $48.05 per share (subject to adjustment in the same manner as the stock price), no make whole premium will be paid.

No make whole premium will be payable in connection with a fundamental change that occurs on or after June 15, 2008, in the case of the new 2008 notes, and June 15, 2010, in the case of the new 2010 notes.

        Our obligation to pay the make whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Subordination of the New Notes

        The payment of the principal of, and premium, if any, on the cash portion of the conversion obligation and any interest amount on, the new notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the new notes. If the new notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the new note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the new notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the new notes or purchase or otherwise acquire the new notes if:

  •
  a default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the Company or other person permitted to give such notice under the indenture.

        We are required to resume payments on the new notes:

  •
  in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

  •
  in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage may be commenced for a default unless:

  •
  365 days have elapsed since our receipt of the prior payment blockage notice, and

  •
  all scheduled payments on the new notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the new notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

        If either the trustee or any holder of new notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        A portion of our operations are or in the future may be conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the new notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the new notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of September 30, 2004, we had approximately $24.9 million of senior indebtedness outstanding and $1,271.8 million of convertible notes that rank equally with the new notes.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the new notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the new note holders.

        "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of Cephalon or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

  (4)
  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

  (5)
  all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (6)
  all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

  (7)
  any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        "senior indebtedness" means the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Cephalon, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Cephalon, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

  (1)
  indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the new notes or expressly provides that such indebtedness is on the same basis or junior to the new notes;

  (2)
  any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

  (3)
  indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

Optional Redemption by Cephalon

        We may redeem for cash the new 2008 notes on June 15, 2008 and the new 2010 notes on June 15, 2010, in each case on at least 15 days' and no more than 60 days' notice, in whole or in part, at a redemption price equal to 100.25% of the principal amount of the new notes being redeemed. After June 15, 2008, we may redeem for cash the new 2008 notes, and after June 15, 2010, we may redeem for cash the new 2010 notes, in each case on at least 15 days' and no more than 60 days' notice, in whole or in part, at a redemption price equal to 100% of the principal amount of the new notes being redeemed.

        Holders may convert new notes or portions of new notes called for redemption even if the market price contingency described under "—Conversion of New Notes—Conversion Upon Satisfaction on Market Price Condition" has not occurred, until the close of business on the day that is two trading days prior to the redemption date.

        If we decide to redeem fewer than all of the new notes, the trustee will select the new notes to be redeemed by lot or, in its discretion, on a pro rata basis. If any new note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your new notes is selected for partial redemption and you convert a portion of your new notes, the converted portion will be deemed to be part of the portion selected for redemption.

        No sinking fund is provided for the new notes.

Purchase of New Notes at Your Option on Specified Dates

        On June 15, 2008, June 15, 2013, June 15, 2018, June 15, 2023 and June 15, 2028, holders may require us to purchase any outstanding new 2008 notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. On June 15, 2010, June 15, 2015, June 15, 2020, June 15, 2025 and June 15, 2030, holders may require us to purchase any outstanding new 2010 notes for which a holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their new notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

        We will purchase each outstanding new note for which a holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to 100% of the principal amount of the new notes being redeemed, except purchases of new 2008 notes on June 15, 2008 and purchases of new 2010 notes on June 15, 2010, for which the purchase price is equal to 100.25% of the principal amount.

        We will pay the purchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see "Certain United States Federal Tax Considerations—Tax Consequences to U.S. Holders of New Notes—Sale, Exchange or Redemption of the New Notes."

  Required Notices and Procedure

        On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their new notes.

        The purchase notice given by each holder electing to require us to purchase new notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

  •
  the certificate numbers of the holder's new notes to be delivered for purchase;

  •
  the aggregate principal amount of new notes to be purchased; and

  •
  that the new notes are to be purchased by us pursuant to the applicable provisions of the new notes.

        A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

  •
  the certificate numbers of the new notes being withdrawn;

  •
  the aggregate principal amount of the new notes being withdrawn; and

  •
  the aggregate principal amount, if any, of the new notes that remain subject to the purchase notice.

        In connection with any purchase offer, including a repurchase at the option of a holder upon a fundamental change, as described below, we will:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the new notes.

        Our obligation to pay the purchase price for a new note as to which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the new note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the new note to be paid promptly following the later of the purchase date or the time of delivery of the new note.

        If the paying agent holds money or securities sufficient to pay the purchase price of a new note tendered for repurchase on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the new note will cease to be outstanding, whether or not the new note is delivered to the paying agent. After the new note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the new note.

        Certain of our debt agreements may limit our ability to purchase new notes.

        We may not purchase any new note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the new notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

Purchase of New Notes at Your Option Upon a Fundamental Change

        If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your new notes on the day that is 30 business days after the occurrence of such fundamental change, referred to as the "fundamental change purchase date," at a purchase price equal to 100% of the principal amount of the new notes, payable in cash. New notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

  •
  information about, and the terms and conditions of, the fundamental change;

  •
  information about the holders' right to convert the new notes;

  •
  information about the holders' right to require us to purchase the new notes;

  •
  the fundamental change purchase date;

  •
  the procedures required for exercise of the purchase option upon the fundamental change; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the second trading day prior to the fundamental change purchase date. The written notice must specify the new notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second trading day prior to the fundamental change purchase date.

        "Fundamental change" means the occurrence of a change in control or a termination of trading.

        A "change in control" will be deemed to have occurred if any of the following occurs:

  •
  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

  •
  we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

  •
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Cephalon (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if, in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the daily net share settlement value, if any, of any new notes surrendered for conversion would be in the form of this common stock.

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(l) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

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  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

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  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        A "termination of trading" means that our common stock or other securities into which the new notes are convertible are neither listed for trading on a U.S. national securities exchange nor approved for listing on Nasdaq or any similar U.S. system of automated dissemination of quotations of securities prices.

        In connection with any purchase of new notes in the event of a fundamental change, we will in accordance with the indenture:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

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  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the new notes upon a fundamental change.

        No new notes may be repurchased by us at the option of holders upon a fundamental change if the principal amount of the new notes has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date for such fundamental change.

        This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the new notes.

        Certain of our debt agreements may prohibit our redemption or repurchase of the new notes and provide that a fundamental change constitutes an event of default.

        We may not purchase any new note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the new notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the new notes tendered by holders. In addition, we may in the future incur debt that has similar fundamental change provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the new notes upon a fundamental change will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any new note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  we fail to pay any interest amounts (defined below) on any new note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  we fail to pay the purchase price of any new note when due, whether or not prohibited by the subordination provisions of the indenture;

  (5)
  we fail to provide timely notice of a fundamental change;

  (6)
  any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $10 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

  (7)
  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing with respect to a series of new notes, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding new notes of that series may declare the principal amount of the new notes of that series to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the new notes will automatically become immediately due and payable. Any payment by us on the new notes following any acceleration will be subject to the subordination provisions described above.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the new notes of a series may, under certain circumstances, rescind and annul such acceleration if all events of default with respect to that series, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding new notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the new notes of that series.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the series of the new notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the series of the new notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest amounts on any new note on or after the applicable due date or the right to convert the new note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of a series of outstanding new notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or any interest amounts on any new note of that series when due;

  •
  we fail to convert any new note of that series into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding new note of that series affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Cephalon, to the officers' knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture with respect to any series or the new notes of any series with the consent of the holders of a majority in aggregate principal amount of the affected series of the outstanding new notes. In addition, the holders of a majority in aggregate principal amount of the outstanding new notes of any series may waive our compliance in any instance with any provision of the indenture without notice to the holders of new notes of that series. However, no amendment, supplement or waiver may be made without the consent of each holder of a series of outstanding new notes if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or any interest amounts on, the new notes of that series;

  •
  reduce the principal amount of or any premium or interest amounts on the new notes of that series;

  •
  reduce the amount of principal payable upon acceleration of the maturity of the new notes of that series;

  •
  change the currency of payment of principal of, or any premium or interest amounts on, the new notes of that series;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, the new notes of that series;

  •
  modify the provisions with respect to the purchase rights of the holders as described above under "—Purchase of New Notes at Your Option on Specified Dates" and "—Purchase of New Notes at Your Option Upon a Fundamental Change" in a manner adverse to holders of new notes of that series;

  •
  modify the subordination provisions in a manner materially adverse to the holders of new notes of that series;

  •
  adversely affect the right of holders to convert new notes of that series other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding new notes of that series required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding new notes of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of new notes of that series.

        We and the trustee may amend or supplement the indenture or the new notes without notice to, or the consent of, the new note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any new note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and assumes our obligations on the new notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Registration Rights

        The following summary of the registration rights to be provided in the registration rights agreement and the new notes is not complete. You should refer to the registration rights agreement and the new notes for a full description of the registration rights that apply to the new notes.

        We will agree to file a shelf registration statement under the Securities Act not later than 45 days after the latest date of original issuance of the new notes to register resales of the new notes issued in exchange for old notes that are subject to restrictions on transfer and the shares of common stock into which those new notes are convertible. The new notes issued in exchange for old notes that are subject to restrictions on transfer and the common stock issuable upon conversion of those new notes are referred to collectively as registrable securities. We will use all commercially reasonable efforts to have this shelf registration statement declared effective as promptly as practicable but not later than 150 days after the latest date of original issuance of the new notes, and to keep it effective until the earliest of:

  (1)
  two years from the date we file the shelf registration statement;

  (2)
  the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

  (3)
  the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        We will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of 90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

        If:

  (1)
  on or prior to the 45th day after the latest date of original issuance of the new notes, the shelf registration statement has not been filed with the SEC;

  (2)
  on or prior to the 150th day after the latest date of original issuance of the new notes, the shelf registration statement has not been declared effective by the SEC; or

  (3)
  after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective, or the prospectus contained therein ceases to be usable (subject to certain exceptions) in connection with resales of registrable securities, in accordance with and during the periods specified in the registration rights agreement and (A) unless we declare a suspension period to be in effect, we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or 90th day, as the case may be,

(we refer to each such event described above in clauses (1) through (3) as a registration default), interest amounts will accrue on the new notes that are registrable securities, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the new notes that are registrable securities. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay interest amounts remain in effect only so long as the new notes are "registrable securities" within the meaning of the registration rights agreement.

        We will give notice of our intention to file the shelf registration statement, which we refer to as a filing notice, to each of the holders of the registrable securities in the same manner as we would give notice to holders of new notes under the indenture. The filing notice will seek, among other things, a determination from each of such holders as to whether such holder elects to have its new notes and the common stock issuable upon conversion thereof registered for sale pursuant to the shelf registration statement.

        We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of the shelf registration statement. You will need to complete the notice and questionnaire attached as Annex A to this offer to exchange prior to any intended distribution of your registrable securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the "questionnaire." You are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you can be named as a selling securityholder in the prospectus. Upon receipt of your completed questionnaire after the effectiveness of the shelf registration statement, we will, within five business days, file any amendments or supplements to the shelf registration statement so that you may use the prospectus, subject to our right to suspend its use under certain circumstances.

        We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling securityholders remain responsible for all selling expenses (i.e., commissions and discounts).

Satisfaction and Discharge

        We may discharge certain of our obligations under the indenture while new notes remain outstanding if (1) all outstanding new notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding new notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all such outstanding new notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All new notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All new notes delivered to the trustee shall be cancelled promptly by the trustee. No new notes shall be authenticated in exchange for any new notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase new notes in the open market or by tender offer at any price or by private agreement. Any new notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any new notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any new notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of new note holders.

Replacement of New Notes

        We will replace mutilated, destroyed, stolen or lost new notes at your expense upon delivery to the trustee of the mutilated new notes, or evidence of the loss, theft or destruction of the new notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed new note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such new note before a replacement new note will be issued.

Governing Law

        The indenture and the new notes will be governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

        U.S. Bank National Association has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the new notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We will initially issue the new notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, referred to as "certificated securities," will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC, referred to as "participants," and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the "indirect participants," that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of new notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the Company. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global security for all purposes under the indenture and the new notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the new notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any new notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, and premium, if any, and any interest amounts on, the new notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium, if any, or any interest amounts on, the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any new note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the new notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, of which 2,500,000 shares have been designated $3.625 convertible exchangeable preferred stock, $0.01 par value, and 1,000,000 shares have been designated and reserved for issuance as Series A Junior Participating Preferred Stock, $0.01 par value, in connection with our stockholder rights plan. As of November 3, 2004, there were 57,688,672 shares of common stock outstanding, and no shares of the $3.625 convertible exchangeable preferred stock outstanding.

        The following summary of the terms and provisions of our capital stock does not purport to be complete and is qualified in its entirety by reference to our restated certificate of incorporation and bylaws.

Description of Common Stock

        Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are not entitled to cumulate votes for the election of directors. Holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the distribution rights of shares of preferred stock, if any, then outstanding. Shares of common stock have no preemptive, conversion or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

        As permitted by the Delaware General Corporation Law, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

Description of Preferred Stock

        Our board of directors has the authority, from time to time and without further action by our stockholders, to divide our unissued capital stock into one or more classes and one or more series within any class and to make determinations of the designation and number of shares of any class or series and determinations of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. The rights, preferences, limitations and special rights of different classes of capital stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is StockTrans, Inc.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations relating to the exchange offer and the ownership and disposition of the new notes and common stock into which the new notes are convertible, which we refer to as the "common stock," but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, which we refer to as the "IRS," with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. For purposes of this discussion, the term "notes" refers to both old notes and new notes.

        This summary is limited to holders who receive the new notes in exchange for old notes pursuant to the exchange offer or, with respect to the discussion under "—Consequences of the Exchange Offer—Non-Exchanging Holders" below, holders who do not exchange their old notes pursuant to the exchange offer, and, in each case, who hold notes and the common stock as capital assets within the meaning of the Code. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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  banks, insurance companies, or other financial institutions;

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  holders liable for alternative minimum tax;

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  tax-exempt entities;

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  real estate investment trusts;

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  regulated investment companies;

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  foreign persons or entities (except to the extent specifically set forth below);

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  persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

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  persons that, on the date of acquisition of the notes, own notes with a fair market value of more than 5% of the aggregate fair market value of our common stock;

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  certain former citizens or long-term residents of the United States;

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  investors in pass-through entities;

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  U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or

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  persons that hold the notes as part of a hedging, integrated, conversion or constructive sales transaction or a straddle.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding notes or common stock is urged to consult the partner's own tax advisors as to the federal, state, local and other tax consequences of the exchange, ownership and disposition of the notes.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner of notes that is:

  •
  an individual citizen or resident of the United States for U.S. federal income tax purposes;

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  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A non-U.S. holder is a beneficial owner of notes that is not a U.S. holder.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences of the Exchange Offer

  Exchanging Holders

        The exchange of the old notes for new notes will be treated for U.S. federal income tax purposes as an exchange only if, taking into account the differences between the terms of the old notes and the new notes, there is deemed to be a "significant modification" of the old notes as determined for U.S. federal income tax purposes. The exchange will be a significant modification if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are "economically significant." Although it is not entirely clear, we intend to take the position that the differences between the terms of the old notes and the new notes are not economically significant and do not constitute a significant modification of the old notes and, as a result, that the exchange of old notes for new notes will not constitute an exchange for U.S. federal income tax purposes. Assuming that the exchange of old notes for new notes does not constitute a significant modification of the old notes, an exchanging holder will not recognize any gain or loss as a result of the exchange, and such a holder will have the same tax basis and holding period in the new notes as the holder had in the old notes immediately prior to the exchange. There can be no assurance that the IRS will agree that the exchange does not constitute a significant modification of the old notes for U.S. federal income tax purposes.

        The discussions under "—Tax Consequences to U.S. Holders of New Notes" and "—Tax Consequences to Non-U.S. Holders of New Notes" below assume that the exchange is not treated as a significant modification of the old notes for U.S. federal income tax purposes. Furthermore, by acceptance of the new note, an exchanging holder agrees to report the exchange of old notes for new notes as not constituting a significant modification of the old notes for U.S. federal income tax purposes.

        If the exchange of old notes for new notes is found to constitute a significant modification of the old notes, the exchange might be treated as a "recapitalization" for U.S. federal income tax purposes.

If the exchange were treated as a recapitalization, you should not recognize any gain or loss on the exchange and you should have the same adjusted tax basis and holding period in the new notes as you had in the old notes immediately before the exchange. The exchange would constitute a recapitalization, however, only if the notes were treated as "securities" for U.S. federal income tax purposes. The term "security" is not defined in the Code or Treasury Regulations and has not been clearly defined by judicial decisions or IRS pronouncements. Whether a debt instrument constitutes a security depends on a variety of factors, including the term of the instrument. A debt instrument with a term of five years or less generally does not qualify as a security, and a debt instrument with a term of ten years or more generally does qualify as a security. The treatment as a security of a debt instrument with a term between five and ten years is unclear. Because both we and the holders have the right to cause a redemption of the notes at certain times prior to maturity of the notes, the notes may be viewed as having terms of less than ten years and, as a result, may not constitute securities for U.S. federal income tax purposes.

        If the exchange of old notes for new notes were found to constitute a significant modification of the old notes, and if the old notes and/or the new notes were not treated as securities, the exchange would be a taxable transaction for U.S. federal income tax purposes. In such case, you would recognize gain or loss in the manner described below under "—Tax Consequences to U.S. Holders of New Notes—Sale, Exchange or Redemption of the New Notes" or "—Tax Consequences to Non-U.S. Holders of New Notes—Sale, Exchange or Redemption of the New Notes or Common Stock," as applicable, treating the issue price of the new notes (as described below) as the amount realized in the exchange. Your holding period in the new notes would begin the day after the exchange, and your tax basis in the new notes generally would equal the issue price of the new notes.

        If the exchange of old notes for new notes is found to constitute a significant modification of the old notes, and as a result is treated as an exchange for tax purposes, it will be necessary to determine the "issue price" of the new notes whether the exchange is treated as a recapitalization or as a taxable exchange. If either the old notes or the new notes are traded on an established securities market for purposes of the original issue discount provisions of the Code, the "issue price" of the new notes would equal the fair market value of the publicly traded notes as of the date the new notes are issued. In such case, the new notes would be issued with original issue discount if their stated redemption price at maturity (generally, the amount we are required to pay upon maturity of a new note) exceeded their issue price, or, alternatively, would be issued with bond premium if your adjusted tax basis in the new notes exceeded the amount payable in respect of such new notes at maturity.

        If both the old notes and the new notes are not so traded, the issue price of the new notes would equal their "imputed principal amount" within the meaning of the Code because the interest rate on the new notes is less than the applicable federal rate for a debt instrument with a term equal to the term of the new notes. The imputed principal amount of a new note generally would equal the sum of the present values of all payments due under the new note, using a discount rate equal to the applicable federal rate in effect at the time of the exchange offer. In such case, a new note would be issued with original issue discount because the issue price of a new note would be less than its stated redemption price at maturity.

        Subject to a statutory de minimis rule, you would be required to include any original issue discount in income on a constant yield to maturity basis over the term of the new notes and in advance of your receipt of cash payments attributable to such income.

  Non-Exchanging Holders

        If you are a holder of old notes that does not exchange your old notes for new notes in the exchange offer, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange offer. You will continue to have the same tax basis and holding period in your old notes as you had prior to the exchange offer.

Tax Consequences to U.S. Holders of New Notes

        The following is a summary of certain U.S. federal income tax consequences that will apply to a U.S. holder of the new notes (a "holder"). As noted above, the following summary assumes that the exchange is not treated as a significant modification of the old notes for U.S. federal income tax purposes. Certain consequences to "non-U.S. holders" of the new notes are described under "—Tax Consequences to Non-U.S. Holders of New Notes" below.

  Interest

        In general, you will not be required to take any interest income into account for U.S. federal income tax purposes with respect to the new notes. The possibility that you will require us to purchase the new notes for 100.25% of the face amount in 2008 with respect to the new 2008 notes and in 2010 with respect to the new 2010 notes does give these new notes "de minimis original issue discount" for U.S. federal income tax purposes. However, unless you make a special election to treat all original issue discount as interest with respect to the new notes, you are not required to treat that "de minimis original issue discount" as taxable income prior to your exercise of that option to require us to repurchase the new notes.

  Additional Amounts

        We may be required to pay additional amounts under certain circumstances, as described in "Description of the New Notes" under the headings "—Registration Rights," "—Optional Redemption by Cephalon," "—Purchase of New Notes at Your Option Upon a Fundamental Change" and "—Conversion of New Notes—Payment Upon Conversion—Payment Upon Conversion Upon a Fundamental Change." This discussion assumes that the new notes are not treated as contingent payment debt instruments notwithstanding the possibility of the payment of such additional amounts. Consistent with that assumption, we intend to take the position that any payments of such additional amounts should be taxable to a holder when received or accrued in accordance with such holder's method of accounting. This position is based in part on the assumption that the possibility that we will have to pay additional amounts is a "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on you, unless you explicitly discloses that it is taking a different position to the IRS on your tax return for the year during which you acquire the new note. However, the IRS may take a contrary position from that described above, which could affect the timing and character of your income from the notes and our deduction with respect to the payments of additional amounts.

        If we pay additional amounts, you should consult your tax advisor concerning the appropriate tax treatment of the payment of additional amounts with respect to the new notes.

  Market Discount

        The resale of new notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a new note acquired by you if you are a purchaser of new notes other than an initial purchaser generally will equal the amount, if any, by which the stated redemption price at maturity of the new note exceeds your adjusted tax basis in the new note immediately after its acquisition. Subject to a limited exception, these provisions generally require you if you acquire a new note at a market discount to treat as ordinary income any gain you recognize on the disposition of that new note to the extent of the accrued market discount on that new note at the time of maturity or disposition, unless you elect to include accrued market discount in income over the life of the note. If you hold a new note with market discount, upon conversion of the note, gain to the extent of accrued market discount that you have not previously included in income with respect to the converted new note through the date of conversion will be treated as ordinary income. See "—Conversion of the New Notes," below.

        This election to include market discount in income over the life of the note, once you make it, applies to all market discount obligations you acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the new note at the time of acquisition (as determined for U.S. federal income tax purposes), or, at your election, under a constant yield method. If you make an election, it will apply only to the new note with respect to which you make it, and it may not be revoked. If you are a holder who acquires a new note at a market discount who does not elect to include accrued market discount in income over the life of the note, you may be required to defer the deduction of a portion of the interest on any indebtedness you incurred or maintained to purchase or carry the new note until maturity or until you dispose of the new note in a taxable transaction.

  Amortizable Bond Premium

        In general, if you purchase a debt instrument and, after the purchase, the debt instrument's adjusted basis exceeds the principal amount of the debt instrument, you have purchased the debt instrument at a premium and may elect to amortize that premium and treat it as an offset to interest income on the debt instrument. However, the purchase of a convertible note at a premium does not give rise to amortizable bond premium to the extent that the premium is attributable to the note's conversion feature. Because the new notes generally will not bear interest, any premium with respect to a new note will likely be attributable to the note's conversion feature and thus should not constitute amortizable premium.

  Sale, Exchange or Redemption of the New Notes

        You generally will recognize gain or loss on the sale, exchange (other than a conversion) or redemption of new notes equal to the difference between (1) the amount of cash proceeds and the fair market value of any property you receive on the sale, exchange or redemption and (2) your adjusted tax basis in the new notes. Your adjusted tax basis generally will equal the cost of the old notes to you. Subject to the rule described above under "—Market Discount," your gain or loss generally will be capital gain or loss. Capital gain or loss will be long-term if you have held the new notes for more than one year and will be short-term if you have held the new notes for one year or less. Long-term capital gains for noncorporate taxpayers, including individuals, are taxable at a maximum rate of 15% for years prior to 2009 and short-term capital gains for such taxpayers are taxable at ordinary income rates. If you recognize a capital loss, the deductibility of such capital loss is subject to limitations. A holder who sells a new note at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury Regulations.

  Conversion of the New Notes

        If you convert a new note and we deliver a combination of cash and common stock, you should recognize any gain (but not loss) realized, but only to the extent that such gain does not exceed the cash received (other than cash received in lieu of a fractional share of common stock). Subject to the rule described above under "—Market Discount," such gain generally will be a capital gain and will be taxable as described under "—Sale, Exchange or Redemption of the New Notes," above.

        Your tax basis in any common stock received upon conversion of a new note (including fractional shares of common stock for which cash is received) should equal your adjusted tax basis in the new note at the time of the exchange, reduced by the amount of cash received in the exchange (other than cash received in lieu of a fractional share of common stock) and increased by any gain recognized by you on the exchange (other than gain with respect to a fractional share). The holding period for common stock received upon conversion of a new note generally should include the holding period of such new note.

        You should treat cash you receive instead of a fractional share of common stock as a payment in exchange for the fractional share of common stock. This will result in capital gain or loss (measured by the difference between the cash you receive for the fractional share and your adjusted tax basis in the fractional share), and the rules for determining whether such gain or loss is short-term or long-term are the same as those applicable to sales, exchanges, or redemptions (as described above).

  Constructive Dividends

        Holders of convertible debt instruments such as the new notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the new notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you may be deemed to have received constructive distributions includible in your income in the manner described below under "—Distributions on our Common Stock" even though you have not received any cash or property as a result of such adjustments. In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

  Distributions on our Common Stock

        As indicated above in "Dividend Policy," we have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future. In the event we do pay such dividends, you will be taxed on distributions on our common stock (other than certain pro rata distributions of our common stock) as ordinary dividend income (except as noted below) to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are taxed as a corporation, dividends may be eligible for the 70% dividends-received deduction. The Code contains various limitations upon the dividends-received deduction. If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of these limitations to your ownership or disposition of stock in your particular circumstances.

        You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the stock is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the stock by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in our common stock. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on the portion of a distribution not paid out of current or accumulated earnings and profits.

        Holders who are individuals and who receive distributions with respect to our common stock before 2009 to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes are eligible to have those dividends taxed as net capital gain at a maximum rate of 15%, provided certain holding period requirements are satisfied.

  Sale of our Common Stock

        If you sell or otherwise dispose of your common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the stock. Your adjusted tax basis and holding period in our common stock received upon conversion of a new note are determined as discussed above under "—Conversion of the New Notes." This capital gain will be taxed to holders as long-term capital gain if the common stock is held for more than one year. Such long-term capital gain will be generally subject to a reduced rate of U.S. federal income tax if recognized by noncorporate holders, which rate will be a maximum of 15% for years prior to 2009 under the legislation referred to in the previous paragraph. Limitations apply to the deduction of capital losses. A holder who sells our common stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury Regulations.

Tax Consequences to Non-U.S. Holders of New Notes

        The following is a summary of certain U.S. federal income tax consequences that will apply to a non-U.S. holder of new notes. As noted above, the following summary assumes that the exchange is not treated as a significant modification of the old notes for U.S. federal income tax purposes.

        All payments on the new notes made to a non-U.S. holder will be exempt from U.S. federal income and withholding tax, provided that:

  •
  the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

  •
  the certification requirement described below has been fulfilled with respect to the non-U.S. holder; and

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  such payments and gain are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States.

  Conversion of the New Notes

        A non-U.S. holder should recognize gain upon conversion of a new note to the extent described above in "—Tax Consequences to U.S. Holders of New Notes—Conversion of the New Notes." Any such gain will be subject to U.S. federal income tax to the extent, and in the manner, described under "—Sale, Exchange or Redemption of the New Notes or Common Stock" below. Otherwise, a non-U.S. holder generally should not be subject to U.S. federal income tax on the conversion of a new note into common stock.

  Dividends

        As indicated above in "Dividend Policy," we have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future. In the event we do pay such dividends, or there are any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the new notes (see "—Tax Consequences to U.S. Holders of New Notes—Constructive Dividends" above), such dividends or deemed dividends (to the extent of our available current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable U.S. income tax treaty.

        In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to a non-U.S. holder are effectively connected with a the conduct of a trade or business in the United States, the non-U.S. holder must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. A non-U.S. holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

  Sale, Exchange or Redemption of the New Notes or Common Stock

        If the gain on the sale, exchange or redemption of the new notes or common stock is effectively connected with a non-U.S. holder's trade or business in the United States, the net gain recognized on the sale generally will be subject to U.S. federal income tax. If a non-U.S. holder is a corporation, it may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) on any such effectively connected gain.

        If a non-U.S. holder is individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, such non-U.S. holder will be subject to a flat 30% U.S. federal income tax on the gain recognized on the sale, which may be offset by U.S. source capital losses, even though such non-U.S. holder is not considered a resident of the United States. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. In addition, prospective non-U.S. holders who may meet these qualifications are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the new notes or common stock.

        Certain special rules apply in the case of the sale, exchange or redemption of common stock if we are or have been at any time, within the shorter of the five-year period preceding such sale, exchange or redemption and the period the non-U.S. holder held the note, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. However, such rules should not apply because we believe that we are not, and do not anticipate becoming in the future, a "United States real property holding corporation." Even if we were, or were to become, a United States real property holding corporation, the tax relating to the common stock of a United States real property holding corporation would not apply to a non-U.S. holder if, on the date the common stock was acquired by such non-U.S. holder, the fair market value of such common stock was equal to 5% or less of the fair market value of the common stock of the United States real property holding corporation, provided that the common stock is regularly traded on an established securities market.

Backup Withholding and Information Reporting

        Information returns may be filed with the IRS in connection with payments on the new notes or our common stock and the proceeds from a sale or other disposition of the new notes or our common stock. A U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required to claim the exemption from withholding tax on certain payments on the new notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

TRANSFER RESTRICTIONS

        We are offering the new notes pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof. Based upon interpretations by the staff of the Division of Corporation Finance of the SEC, we believe that any new notes that we issue in exchange for old notes that were eligible for resale without compliance with the registration requirements of the Securities Act, specifically, old notes represented by CUSIP Nos. 156708 AG 4 and 156708 AJ 8, may be offered for resale, resold and otherwise transferred by any holder thereof who is not an affiliate of ours without compliance with the registration requirements of the Securities Act. All other new notes, specifically, new notes issued in exchange for old notes represented by CUSIP Nos. 156708 AF 6 and 156708 AH 2, will be subject to transfer restrictions and, unless and until registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws. We refer to the new notes that are subject to transfer restrictions as the "transfer restricted new notes."

        Each holder receiving transfer restricted new notes in the exchange offer will be deemed to have represented and agreed as follows (terms used in this paragraph that are defined in Rule 144A or Regulation S under the Securities Act are used herein as defined therein):

  (1)
  The holder understands that the transfer restricted new notes and common stock issuable upon conversion of the transfer restricted new notes are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the transfer restricted new notes and common stock issuable upon conversion thereof have not been and, except as described in this offer to exchange, will not be, registered under the Securities Act and that (A) if in the future it decides to offer, resell, pledge or otherwise transfer any of the transfer restricted new notes or common stock issued upon conversion thereof, such notes or common stock may be offered, resold, pledged or otherwise transferred only (i) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) outside the U.S. in a transaction complying with the provisions of Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if available) or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv), in accordance with any applicable securities laws of any state of the United States, and that (B) the purchaser will, and each subsequent holder is required to, notify any subsequent purchaser of the transfer restricted new notes or common stock from it of the resale restrictions referred to in (A) above. The purchaser also understands and agrees not to engage in hedging transactions with regard to the transfer restricted new notes or the common stock unless in compliance with the Securities Act.

  (2)
  The holder understands that the transfer restricted new notes and common stock issuable upon conversion of the transfer restricted new notes will, until the expiration of the applicable holding period set forth in Rule 144(k) of the Securities Act, unless otherwise agreed to by Cephalon and the holder thereof, bear a legend substantially to the following effect:

    THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND THIS SECURITY AND THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

    THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTIONS WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

        The common stock issuable upon conversion of the transfer restricted new notes will bear a comparable legend.

        Each holder of the transfer restricted new notes will be deemed to have represented and agreed as follows:

(1)
Either: (A) the holder is not a Plan (which term includes (i) employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or to provisions under applicable Federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code ("Similar Laws") and (iii) entities the underlying assets of which are considered to include "plan assets" of such plans, accounts and arrangements) and it is not purchasing the notes on behalf of, or with the "plan assets" of, any Plan; or (B) the holder's purchase, holding and subsequent disposition of the notes either (i) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable Similar Laws or (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under all applicable Similar Laws; and

(2)
The holder will not transfer the notes to any person or entity, unless such person or entity could itself truthfully make the foregoing representations and covenants.

WHERE YOU CAN FIND MORE INFORMATION

        We file periodic reports, proxy and information statements and other information with the SEC. Copies of these reports, proxy and information statements and other information may be examined without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, or on the Internet at www.sec.gov. Copies of all or a portion of these materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

        We have agreed that if at any time the new notes or the common stock issuable upon conversion of the new notes are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the new notes and such common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A under the Securities Act in connection with resales of the new notes and such common stock.

DOCUMENTS INCORPORATED BY REFERENCE

        We are "incorporating by reference" into this offer to exchange certain information that we file with the SEC. This means that we can disclose important business, financial and other information to you by referring you to the documents containing this information. We incorporate by reference into this offer to exchange the documents listed below:

  •
  Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 12, 2004;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004, filed with the SEC on May 10, August 6 and November 9, 2004, respectively, and the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2004, filed with the SEC on November 3, 2004;

  •
  Current Reports on Form 8-K filed with the SEC on January 27, April 14, August 10, August 16, August 24, September 7 and November 3, 2004 and the Current Report on Form 8-K/A filed with the SEC on October 22, 2004;

  •
  the description of our common stock that is contained in our registration statement on Form 8-A filed with the SEC on March 15, 1991, including any amendment or report filed for the purpose of updating such description; and

  •
  the description of our stockholder rights plan that is contained in our registration statement on Form 8-A filed with the SEC on January 20, 1999, as amended by Form 8-A/A filed August 2, 2000, and Form 8-A/A filed October 27, 2003, including any amendment or report filed for the purpose of updating such description.

        We will provide without charge to each person to whom a copy of this offer to exchange is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this offer to exchange incorporates). Requests should be directed to:

Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380
Attn: John E. Osborn
Senior Vice President,
General Counsel and Secretary
Telephone: (610) 344-0200

ANNEX A

FORM OF SELLING SECURITYHOLDER NOTICE AND QUESTIONNAIRE

        The undersigned beneficial holder of Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008, CUSIP No. 156708 AM 1 (the "New 2008 Notes"), of Cephalon, Inc. (the "Company"), Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010, CUSIP No. 156708 AN 9, of the Company (the "New 2010 Notes" and together with the New 2008 Notes, the "New Notes") or Common Stock, $0.01 par value issued upon conversion of New Notes (the "Common Stock" and, together with the New Notes, the "Registrable Securities"), of the Company understands that the Company has filed or intends to file with the Securities and Exchange Commission a registration statement (the "Shelf Registration Statement") for the registration and resale under Rule 415 of the Securities Act of 1933, as amended, of the Registrable Securities in accordance with the terms of the Registration Rights Agreement (the "Registration Rights Agreement") between the Company and U.S. Bank National Association, as Trustee. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Rights Agreement. Each beneficial owner of Registrable Securities is entitled to the benefits of the Registration Rights Agreement. In order to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers of Registrable Securities and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification provisions, as described below). Beneficial owners are encouraged to complete and deliver this Notice and Questionnaire prior to the effectiveness of the Shelf Registration Statement so that such beneficial owners may be named as selling securityholders in the related prospectus at the time of effectiveness. Any beneficial owner of New Notes wishing to include its Registrable Securities must deliver to the Company a properly completed and signed Selling Securityholder Notice and Questionnaire. Certain legal consequences arise from being named as a selling securityholder in the Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling securityholder in the Shelf Registration Statement and the related prospectus.

Notice

        The undersigned beneficial owner (the "Selling Securityholder") of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

        The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

Questionnaire

1.	(a)	Full Legal Name of Selling Securityholder:

	(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities listed in (3) below are held:

	(c)	Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in (3) below are held:

2.	Address for Notices to Selling Securityholder:

Telephone:
Fax:
Contact Person:
3.	Beneficial Ownership of Registrable Securities:
	(a)	Type and Principal Amount of Registrable Securities beneficially owned:

	(b)	CUSIP No(s). of Registrable Securities beneficially owned:

4.	Beneficial Ownership of the Company's securities owned by the Selling Securityholder:

Except as set forth below in this Item (4), the undersigned is not the beneficial or registered owner of any "Other Securities," defined as securities of the Company other than the Registrable Securities listed above in Item (3).
	(a)	Type and amount of Other Securities beneficially owned by the Selling Securityholder:

	(b)	CUSIP No(s). of such Other Securities beneficially owned:

5.	Relationship with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equityholders (5% or more) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.
State any exceptions here:

6.	Plan of Distribution:

Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Registrable Securities listed above in Item (3) pursuant to the Shelf Registration Statement only as follows (if at all): Such Registrable Securities may be sold from time to time directly by the undersigned or alternatively, through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters or broker-dealers, the Selling Securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options. In connection with sales of the Registrable Securities or otherwise, the undersigned may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Securities and deliver Registrable Securities to close out such short positions, or loan or pledge Registrable Securities to broker-dealers that in turn may sell such securities.
State any exceptions here:

        The undersigned acknowledges that it understands its obligation to comply with the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Shelf Registration Statement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

        The Selling Securityholder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons as set forth therein.

        Pursuant to the Registration Rights Agreement, the Company has agreed under certain circumstances to indemnify the Selling Securityholder against certain liabilities.

        In accordance with the undersigned's obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder and pursuant to the Registration Rights Agreement shall be made in writing at the address set forth below.

        By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to items (1) through (6) above and the inclusion of such information in the Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus.

        IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:	Beneficial Owner
	By:	Name: Title:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

Cephalon, Inc.
145 Brandywine Parkway
West Chester, Pennsylvania 19380-4245
Attention: Chief Financial Officer
(610) 344-0200
Fax: (610) 344-7563

 With a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Attention: Pran Jha, Esq.
(312) 853-7000
Fax: (312) 853-7036

OFFER TO EXCHANGE

Zero Coupon Convertible Subordinated Notes due June 15, 2033
for Any and All Outstanding
Zero Coupon Convertible Subordinated Notes due June 15, 2033

The exchange agent for the exchange offer is:

U.S. Bank National Association

By Mail, Overnight Mail, Courier or Hand:

U.S. Bank National Association
West Side Flats Operations Center
60 Livingston Avenue
St. Paul, MN 55107
Attn: Specialized Finance
For Information: (800) 934-6802

By Facsimile:

(651) 495-8158
Attention: Specialized Finance

        DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

        Any questions regarding the exchange offer or requests for additional copies of this offer to exchange or the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent at the address and telephone number set forth below.

The information agent for the exchange offer is:

445 Park Avenue, 5th Floor
New York, New York 10022
E-mail: ceph.info@morrowco.com
Banks and Brokerage Firms, Please Call (800) 654-2468
Noteholders, Please Call (800) 607-0088
All Others Call Collect: (212) 754-8000

QuickLinks

  Exhibit (a)(1)(i)
OFFER TO EXCHANGE